UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MSC INDUSTRIAL DIRECT CO., INC.

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75 Maxess Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of MSC Industrial Direct Co., Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of MSC Industrial Direct Co., Inc., a New York corporation, will be held on January 13, 2011 at 9:00 a.m., local time, at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747, for the following purposes:

1.	to elect nine directors to serve for one-year terms;
2.	to amend our 2005 Omnibus Equity Plan to permit the grant of cash incentive awards that qualify for the “performance-based compensation” exception to the $1,000,000 limitation on the deduction of compensation imposed under Section 162(m) of the tax code;
3.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011; and
4.	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on November 24, 2010 are entitled to vote at the annual meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, you are urged to vote on the Internet, by telephone or by completing, signing and dating the enclosed proxy card as promptly as possible, and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person even if he or she has already voted on the Internet, by telephone or by returning a proxy.

By Order of the Board of Directors,

Steve Armstrong
Vice President, General Counsel and
Corporate Secretary

Melville, New York
December 3, 2010

IMPORTANT:

The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON JANUARY 13, 2011.

Our Proxy Statement and Annual Report are available online at:
http://materials.proxyvote.com/553530

75 Maxess Road
Melville, New York 11747

PROXY STATEMENT

FOR

Annual Meeting of Shareholders
to be held on January 13, 2011

INFORMATION ABOUT THE MEETING

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors, which we refer to as the Board, to be used at our 2011 annual meeting of shareholders, or at any adjournments or postponements thereof. This proxy statement describes the matters to be presented at the meeting and related information that will help you vote at the meeting. References in this proxy statement to “the company,” “we,” “us,” “our” and similar terms mean MSC Industrial Direct Co., Inc.

We have elected to take advantage of the Securities and Exchange Commission’s “notice and access” rule that allows us to furnish proxy materials to shareholders online. We believe that electronic delivery will expedite the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials. As a result, on or about December 3, 2010, we mailed to our shareholders of record as of November 24, 2010, either (i) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials online and how to request paper copies of our proxy materials or (ii) a printed set of proxy materials which includes the notice of annual meeting, this proxy statement, our 2010 annual report to shareholders and a proxy card. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the materials unless you specifically request one. If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, you will receive a printed set of proxy materials and the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions.

The mailing address of our principal executive office is 75 Maxess Road, Melville, New York 11747.

When and where is the annual meeting?

Our 2011 annual meeting of shareholders will be held at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747, on January 13, 2011 at 9:00 a.m., local time.

What am I voting on?

You are voting on the following proposals:

•	to elect nine directors to serve for one-year terms;
•	to amend our 2005 Omnibus Equity Plan to permit the grant of cash incentive awards that qualify for the “performance-based compensation” exception to the $1,000,000 limitation on the deduction of compensation imposed under Section 162(m) of the tax code;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011; and
•	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

What are the voting recommendations of the Board of Directors?

Our Board recommends that you vote “FOR” each of the director nominees, “FOR” the amendment to our 2005 Omnibus Equity Plan and “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

Who is entitled to vote?

Only shareholders of record of our Class A common stock and our Class B common stock at the close of business on November 24, 2010, the record date, are eligible to vote at the annual meeting. On that date, we had outstanding 45,979,375 shares of our Class A common stock and 17,425,474 shares of our Class B common stock.

What is a shareholder of record?

You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Shareholder Services.

What is a beneficial shareholder?

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent holds your shares in their name for your benefit. This form of ownership is often called ownership in “street name,” since your name does not appear in our records. If you are a beneficial shareholder, you may vote by following the voting instructions provided by your broker, bank, trustee or other nominee included with your proxy materials.

What is a broker non-vote?

If you hold shares beneficially in street name and do not provide your broker, bank or other agent with voting instructions, your shares could constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not provide instructions.

If you are a beneficial owner whose shares are held in the name of a broker, and you do not provide your broker with voting instructions, the broker has the authority to vote your shares for or against certain “routine” matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011 is the only routine matter being considered at the 2011 annual meeting.

We encourage you to provide instructions to your broker or other nominee so that your shares may be voted. If you do not provide instructions to your broker or other nominee, your shares will not be voted in the director elections or on the proposal to amend our 2005 Omnibus Equity Plan.

What is a quorum?

A quorum is the minimum number of shares required to hold a shareholders meeting. Under New York law and our By-Laws, the presence in person or by proxy of the holders of a majority of the total shares of our Class A common stock and our Class B common stock that are entitled to vote is necessary to constitute a quorum at the annual meeting.

How many votes are needed for the proposals to pass?

The election of directors requires the affirmative vote of a plurality of the votes cast in person or by proxy at the annual meeting. All other proposals require the affirmative vote of a majority of the votes cast on those proposals at the annual meeting. In addition, the proposal to amend our Omnibus Equity Plan will not pass unless the total votes cast on the proposal (including abstentions) represent at least a majority in interest of all shares entitled to vote on the matter. Abstentions will be counted as votes cast against the amendment to our 2005 Omnibus Equity Plan but will not affect the outcome of any other matter being voted on at the meeting, assuming that a quorum is obtained. Broker non-votes are not counted for any purpose in determining whether a matter has been approved, but, along with abstentions, are considered present and entitled to vote for purposes of determining a quorum.

On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the record holders of the Class A common stock and the Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

How do I vote?

If you are a shareholder of record, you may vote in person at the 2011 annual meeting, on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are provided in the Notice of Internet Availability and the printed proxy card. If you are a beneficial shareholder, you must follow the voting procedures provided by your broker, bank, trustee or other nominee included with your proxy materials.

If you are a record holder and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board (“FOR” all nine of our nominees to the Board, “FOR” the proposal to amend our 2005 Omnibus Equity Plan and “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011).

If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions. If the voting instruction card is returned without choices marked, and if not otherwise directed, the shares in your 401(k) account that are represented by the voting instruction card will not be voted.

What will happen if another matter properly comes before the annual meeting?

Our Board does not intend to bring any matter before the annual meeting except as specifically indicated in the foregoing notice and these proxy materials, nor does our Board know of any matters that anyone else proposes to present for action at the annual meeting. However, if any other matters are properly presented at the meeting for a vote, the enclosed proxy card confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

If I plan to attend the annual meeting, should I still vote by proxy?

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, we urge you to vote your shares as promptly as possible either by Internet, by telephone or by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person even if he or she has already voted or returned a proxy card.

If you vote by Internet, telephone or proxy and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. Beneficial shareholders who wish to vote in person must request a proxy from their broker or other nominee and bring that proxy to the annual meeting.

Who pays the cost for the solicitation of proxies?

We will pay any expenses for the solicitation of proxies for the annual meeting. Such solicitation may be made in person or by telephone by officers and employees of the company. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to the beneficial owners of shares of our Class A common stock.

How do I change my vote?

Shareholders of record may revoke their proxies and change their vote by giving written notice of revocation to our Corporate Secretary before the annual meeting, by delivering later-dated proxies (either in writing, by telephone or over the Internet), or by voting in person at the meeting. Beneficial shareholders may change their vote by following the instructions of their broker, bank, trustee or other nominee.

ELECTION OF DIRECTORS
(PROPOSAL No. 1)

Nine directors will be elected at our 2011 annual meeting of shareholders for a term of one year expiring at the 2012 annual meeting, and will serve until their respective successors shall have been elected, or until their earlier resignation or removal. Each of the nominees for director was previously elected a director of the company by our shareholders except for Mr. Jonathan Byrnes, who was elected by the Board to serve as a director on March 19, 2010 and Mr. Erik Gershwind, our Executive Vice President and Chief Operating Officer, who was elected by the Board on October 19, 2010.

Each nominee has indicated that he or she is willing to serve as a member of our Board, if elected, and our Board has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board. There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the company.

Our Nominating and Corporate Governance Committee has reviewed the qualifications and independence of the nominees for director, and, with each member of the Nominating and Corporate Governance Committee abstaining as to himself or herself, has recommended each of the other nominees for election to our Board.

Qualifications of Directors and Nominees

We are one of the largest direct marketers and distributors of a broad range of metalworking and maintenance, repair and operations (MRO) products to customers throughout the United States. We operate primarily in the United States, with customers in all 50 states, through a network of five customer fulfillment centers and 96 branch offices. Our business strategy is to provide an integrated, lower cost solution to the purchasing, management and administration of our customers’ MRO needs. We believe we add value to our customers’ purchasing process by reducing their total costs for MRO supplies, taking into account both the direct cost of products and the administrative, personnel and financial cost of obtaining and maintaining MRO supplies.

Our Nominating and Corporate Governance Committee is responsible for assessing the composition and performance of the Board of Directors and Committees of the Board and for recruiting, evaluating and recommending candidates to be presented for appointment or election to serve as members of the Board. In evaluating our Board, our Nominating and Corporate Governance Committee has considered that our directors have a wide range of experience as senior corporate officers of large public companies, and in the areas of investment banking, accounting and business consulting. In these positions, they have also gained experience and knowledge in core management skills that are important to their service on our Board, such as supply chain management, strategic and financial planning, compliance, risk management, intellectual property matters and leadership development. Several of our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board of directors, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining whether each individual nominee or director should serve on our Board.

Nominees for Director

Name of Nominee	Principal Occupation	Age	Director Since
Charles Boehlke	Executive Vice President and Chief Financial Officer of the company	54	January 2009
Jonathan Byrnes	Senior Lecturer at Massachusetts Institute of Technology	62	March 2010
Roger Fradin	President and Chief Executive Officer of Automation and Control Solutions Division of Honeywell International Inc.	57	July 1998
Erik Gershwind	Executive Vice President and Chief Operating Officer of the company	39	October 2010
Louise Goeser	President and Chief Executive Officer of Grupo Siemens S.A. de C.V.	57	January 2009
Mitchell Jacobson	Chairman of the Board of the company	59	October 1995
Denis Kelly	Managing Partner of Scura Partners Securities LLC	61	April 1996
Philip Peller	Business Consultant; Retired Partner of Arthur Andersen LLP	71	April 2000
David Sandler	President and Chief Executive Officer of the company	53	June 1999

Charles Boehlke has served as our Executive Vice President and Chief Financial Officer since January 2003. Prior to being appointed as our Executive Vice President, Mr. Boehlke was appointed our Senior Vice President and Chief Financial Officer in June 2000. From April 1996 to April 2000, he was the Vice President of Finance for North American operations at Arrow Electronics, Inc. From January 1994 to April 1996, Mr. Boehlke served as the Chief Financial Officer of Black & Decker Mexico. He held several other finance positions of increasing responsibility at Black & Decker between 1980 and 1994. Mr. Boehlke previously served on our Board from January 2001 to December 2007, when he voluntarily resigned to ensure that our Board had a majority of independent directors. Mr. Boehlke was subsequently re-elected to the Board at our 2009 annual meeting of shareholders.

Mr. Boehlke’s long service with the company and extensive knowledge and expertise in financial and accounting matters provide a critical skill-set and perspective in the diverse issues facing our company, most importantly in the areas relating to financial matters.

Jonathan Byrnes has been Senior Lecturer at MIT since 1992. In this capacity, he has taught graduate courses in Supply Chain Management and Integrated Account Management, he has taught programs for business executives, and he has supervised thesis research. He has been president of Jonathan Byrnes & Co., a consulting company, since 1976. Dr. Byrnes earned a doctorate at Harvard University, and is a former President of the Harvard Alumni Association. He also served a two-year term on Harvard University’s Advisory Committee on Shareholder Responsibility. Mr. Byrnes was elected by the Board to serve as a director of the company in March 2010.

Mr. Byrnes is a recognized expert in the areas of supply chain and integrated account management, areas which are critical to industrial distribution. Mr. Byrnes provides our Board with key perspectives relating to the company’s operations and business strategy.

Erik Gershwind was appointed our Executive Vice President and Chief Operating Officer in October 2009 and elected by the Board to serve as a director in October 2010. Previously, Mr. Gershwind was our Senior Vice President, Product Management and Marketing from December 2005 and our Vice President of Product Management from April 2005. From August 2004 to April 2005, Mr. Gershwind served as Vice President of MRO and Inventory Management. Mr. Gershwind has held various positions of increasing responsibility in Product, E-Commerce and Marketing. Mr. Gershwind joined the company in 1996 as manager of our acquisition integration initiative.

On October 21, 2010, the company announced a management succession plan pursuant to which Mr. Sandler will continue in his current role through December 31, 2012, or no later than December 31, 2013 as determined by the Board, and then serve as Vice Chairman of the Board for four years. Mr. Gershwind has been identified by the Board as the successor to Mr. Sandler as the company’s Chief Executive Officer. Mr. Gershwind was appointed to the Board in connection with the management succession plan. Mr. Gershwind has held senior management positions responsible for key business functions of the company and is a key contributor to our current strategy and success. He brings critical perspectives to our Board on the company’s strategic direction and growth strategy.

Roger Fradin has served as the President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc. since June 2002. Previously, from 2000 until June 2002, he was President of the Security and Fire Solutions Division of Honeywell International Inc. From 1987 until 2000, Mr. Fradin served as the President of the ADEMCO Group.

Mr. Fradin’s operational expertise and broad experience as a senior executive of a major diversified technology and manufacturing company makes him a valued asset to the Board. In addition, he provides critical insight and perspective relating to the company’s customer base.

Louise Goeser is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Previously, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation. Ms. Goeser is also a director and a member of the Compensation, Governance and Nominating Committee of PPL Corporation.

Ms. Goeser has extensive experience in senior executive positions and as a director of large public companies, and she possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues, as well as the reporting and other responsibilities of a public company.

Mitchell Jacobson was appointed our President and Chief Executive Officer in October 1995 and held both positions until November 2003. He continued as our Chief Executive Officer until November 2005. Mr. Jacobson was appointed our Chairman of the Board in January 1998. Previously, Mr. Jacobson was President and Chief Executive Officer of Sid Tool Co., Inc., our predecessor company and current wholly-owned and principal operating subsidiary, which we refer to as Sid Tool, from June 1982 to November 2005. Mr. Jacobson is a director of HD Supply, Inc.

Mr. Jacobson has been instrumental to the company’s past and ongoing growth, which reflects the values, strategy and vision that Mr. Jacobson contributes. His leadership as Chairman, experience in industrial distribution and strategic input are critically important to our Board. In addition, as one of our principal shareholders, Mr. Jacobson provides critical insight and perspective relating to the company’s shareholders.

Denis Kelly is a Managing Partner of Scura Partners Securities LLC, a private investment banking firm. From 1993 to 2000, he was a Managing Director of Prudential Securities Inc. Previously, he served as the President of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974. Mr. Kelly is also a director and a member of the Audit Committee of Kenneth Cole Productions, Inc., a director of Plymouth Financial Company, Inc. and Chairman of the Board of Directors of Ashburn Hill Corporation.

Mr. Kelly’s varied investment banking career, including extensive mergers and acquisitions experience, along with Mr. Kelly’s service on other public and private boards of directors provides the Board with expertise in finance, business development and corporate governance.

Philip Peller is an independent business consultant. He was a partner of Andersen Worldwide S.C. and Arthur Andersen LLP from 1970 until his retirement in 1999. He served as Managing Partner of Practice

Protection and Partner Affairs for Andersen Worldwide S.C. from 1998 to 1999 and as Managing Partner of Practice Protection from 1996 to 1998. He also served as the Managing Director of Quality, Risk Management and Professional Competence for Arthur Andersen’s global audit practice. Mr. Peller is a director and Chairman of the Audit Committee of Kenneth Cole Productions, Inc. Mr. Peller has served as our Lead Director since December 2007.

Mr. Peller’s extensive experience in global audit, financial, risk and compliance matters provides invaluable expertise to our Board. In addition, Mr. Peller’s accounting background and experience allow him to provide the Board with unique insight into public company accounting issues and challenges, and also qualify him to serve as the Board’s Audit Committee financial expert, as defined in applicable SEC rules.

David Sandler was appointed our President and Chief Executive Officer in November 2005. Mr. Sandler was our President and Chief Operating Officer from November 2003 to November 2005. Previously, from November 2000 to November 2003, he served as our Executive Vice President and Chief Operating Officer. In June 1999, he was also appointed as a member of our Board. From May 1999 to November 2000, he was Executive Vice President of the company. From 1998 to 1999, Mr. Sandler served as our Senior Vice President, Administration. From 1989 to 1998, he held various positions of increasing responsibility for several departments throughout the company, including Information Systems, Product Management, Purchasing, Corporate Development, Human Resources and Finance. In 1989, Mr. Sandler joined the company as a result of our acquisition of Dancorp Inc., a New England-based industrial supply distributor, where he was a founder and served as President and Chief Executive Officer.

Mr. Sandler’s long service with the company, extensive leadership and management experience in our operations provide invaluable perspective to the Board. In addition, as our President and Chief Executive Officer, Mr. Sandler provides an important perspective in Board discussions about the business and strategic direction of our company.

Mr. Gershwind is the nephew of Mitchell Jacobson, our Chairman of the Board, and the son of Marjorie Gershwind, Mr. Jacobson’s sister. There are no other family relationships among any of our directors or executive officers.

The Board recommends a vote “FOR”
the re-election of each of Ms. Goeser and Messrs. Boehlke, Byrnes, Fradin, Gershwind, Jacobson, Kelly, Peller and Sandler.

Proxies received in response to this solicitation
will be so voted unless otherwise specified in the proxy.

CORPORATE GOVERNANCE

Director Independence

Pursuant to New York Stock Exchange listing standards, a majority of the members of our Board must be independent. The Board must determine that each independent director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board follows the criteria set forth in Section 303A of the New York Stock Exchange listing standards to determine director independence. Our independence criteria are also set forth in Section I of our Corporate Governance Guidelines, a copy of which is available on the Corporate Governance webpage of our website at www.mscdirect.com. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

The Board undertakes a review of director independence on an annual basis, and as events arise which may affect director independence. Based upon this review, the Board determined that Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller are independent in accordance with Section 303A.02 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as well as under our Corporate Governance Guidelines.

In evaluating the independence of Ms. Goeser, the Board considered that Ms. Goeser is the President and Chief Executive Officer of Grupo Siemens S.A. de C.V., an affiliate of Siemens AG, and is responsible for Siemens Mesoamérica. Siemens AG is a customer and supplier of the company. In addition, the Board considered that Ms. Goeser is a director of PPL Corporation, which is also one of our customers. Sales to such companies and purchases from Siemens AG were made in the ordinary course of business and amounted to significantly less than 1% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Fradin, the Board considered that Mr. Fradin is the President and Chief Executive Officer of Automation and Control Solutions Division of Honeywell International Inc., which is a customer and supplier of the company. Sales to and purchases from Honeywell were made in the ordinary course of business and amounted to significantly less than 1% of the recipient company’s gross revenues during its most recent fiscal year.

Committees and Meetings of the Board

Our Board held eight meetings during the last fiscal year. Each of the directors attended at least 75% of the aggregate number of meetings of our Board and of the committees of our Board on which he or she served.

We encourage attendance by the directors at our annual meeting of shareholders. All of our current directors, other than Mr. Byrnes, who was elected to the Board in March 2010, attended the annual meeting held on January 14, 2010, either in person or by telephone.

The standing committees of our Board are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides the current membership for each of these committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles Boehlke
Jonathan Byrnes	X	X	X
Roger Fradin	X	X	X
Erik Gershwind
Louise Goeser	X	X	X
Denis Kelly	X	X*	X*
Mitchell Jacobson
Philip Peller	X*	X	X
David Sandler

*	Committee Chair

Audit Committee

The Audit Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom the Board has determined to be independent under both the rules of the Securities and Exchange Commission, which we refer to as the SEC, and the listing standards of the New York Stock Exchange and to meet the financial literacy requirements of the New York Stock Exchange. Mr. Peller is the Chairman of the Audit Committee. In addition, the Board has determined that Mr. Peller qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

The purpose of the Audit Committee is:

•	to assist Board oversight of (i) the preparation and integrity of our financial statements; (ii) our compliance with our ethics policies and legal and regulatory requirements; (iii) our independent registered public accounting firm’s qualifications, performance and independence; and (iv) the performance of our internal audit function; and
•	to prepare an annual Audit Committee report to be included in our annual proxy statement.

The Audit Committee is directly responsible for appointing and terminating our independent registered public accounting firm and for recommending to our Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC. See the section entitled “Audit Committee Report” beginning on page 30 of this proxy statement for additional information. The Audit Committee also undertakes an annual evaluation of its performance.

The Audit Committee has the responsibilities and functions mandated by Sections 303A.06 and 303A.07 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Exchange Act, as set forth in the Audit Committee’s current charter, a copy of which is available on the Corporate Governance page of our website at www.mscdirect.com. The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. We are obligated to provide appropriate funding for the Audit Committee for these purposes. The Audit Committee met six times during the fiscal year ended August 28, 2010.

We do not have a standing policy on the maximum number of audit committees of other publicly owned companies on which the members of our Audit Committee may serve. However, if a member of our Audit Committee simultaneously serves on the audit committee of more than two other publicly-owned companies, our Board must determine whether such simultaneous service would impair the ability of such member to effectively serve on our Audit Committee. Any such determination will be disclosed on the Corporate Governance page of our website at www.mscdirect.com or in our annual proxy statement.

Compensation Committee

Responsibilities and Meetings

Our Board has a standing Compensation Committee currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director. Mr. Kelly is the Chairman of the Compensation Committee. The Compensation Committee is responsible for:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluating our Chief Executive Officer’s performance in light of those goals and objectives;
•	determining and approving our Chief Executive Officer’s compensation level based on their evaluation of his performance;
•	setting the compensation levels of all of our other executive officers, including with respect to incentive compensation plans and equity-based plans of the company;
•	recommending to our Board the compensation of our non-employee directors; and
•	preparing a Compensation Committee report on executive compensation to be included in our annual proxy statement.

The Compensation Committee also administers our equity incentive plans and undertakes an annual evaluation of its performance.

The Compensation Committee has adopted a written charter, a copy of which is available on the Corporate Governance page of our website at www.mscdirect.com. The Compensation Committee met eight times during the fiscal year ended August 28, 2010.

Delegation of Authority

The Compensation Committee does not delegate its responsibilities to any other directors or members of management. Under our 2005 Omnibus Equity Plan, the Compensation Committee is permitted to delegate its authority under such plan. However, as a matter of policy, the Compensation Committee authorizes all grants of equity awards under the 2005 Omnibus Equity Plan.

Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for our executive officers. The views and recommendations of Mitchell Jacobson, our Chairman of the Board, and David Sandler, our President and Chief Executive Officer, are, and will continue to be, considered by the members of the Compensation Committee in its review of the performance and compensation of individual executives. Mr. Jacobson also provides input on Mr. Sandler’s compensation. Our Senior Vice President of Human Resources, Ms. Eileen McGuire, assists the Chairman of the Compensation Committee in developing the agenda for committee meetings and works with the Compensation Committee in developing agenda materials for the committee’s review, including coordinating and presenting management’s proposals and recommendations to the Compensation Committee with respect to executive and non-employee director compensation. Both Ms. McGuire and Mr. Sandler regularly attend Compensation Committee meetings, excluding portions of meetings where their own compensation is discussed. The Compensation Committee considers, but is not bound by, management’s proposals and recommendations with respect to executive compensation.

The Compensation Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. In connection with compensation decisions made by the Compensation Committee in October 2009 and 2010, the committee relied on competitive market data and analysis prepared by Frederic W. Cook & Co., Inc., a compensation consulting firm that we refer to in this proxy statement as F.W. Cook. F.W. Cook provides research, market data and survey information and makes recommendations to the Compensation Committee regarding our executive compensation programs and our non-employee director compensation programs. F.W. Cook advises the Compensation Committee on the competitiveness of our compensation arrangements and provides input, analysis and recommendations for the compensation paid to our named executive officers, other executives and non-management directors. F.W. Cook provides data and analysis with respect to public companies having similar characteristics (including size, profitability, geography, business lines and growth rates) to those of the company. The Compensation Committee considers, but is not bound by, the consultant’s proposals and recommendations with respect to executive and non-employee director compensation.

Compensation Committee Interlocks and Insider Participation

During our 2010 fiscal year, each of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller served as members of our Compensation Committee. None of the members of the Compensation Committee were, during or prior to fiscal year 2010, an officer of the company or any of its subsidiaries or had any relationship with us other than serving as a director and as a de minimis shareholder. In addition, none of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

Nominating and Corporate Governance Committee

Our Board has a standing Nominating and Corporate Governance Committee comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director. Mr. Kelly is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by our Board;
•	recommending to our Board nominees for membership on our Board;
•	developing and recommending to our Board corporate governance principles applicable to the company;
•	reviewing and approving any related party transaction proposed to be entered into and if appropriate, ratifying any such transaction previously commenced and ongoing; and
•	overseeing the evaluation of our Board and our management.

Only those candidates nominated by the Nominating and Corporate Governance Committee will be considered as nominees for our Board. The Nominating and Corporate Governance Committee undertakes an annual evaluation of its performance.

The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available on the Corporate Governance page of our website at www.mscdirect.com. The Nominating and Corporate Governance Committee met six times in the fiscal year ended August 28, 2010.

Executive Sessions of the Independent Directors; Board Leadership Structure and Role in Risk Oversight

Our Board currently consists of nine directors, each of whom, other than Messrs. Boehlke, Gershwind, Jacobson and Sandler, is independent under the company’s Director Independence Guidelines and the applicable rules of the New York Stock Exchange. Mr. Sandler has served as our President and Chief Executive Officer since November 2005 and as a member of our Board since June 1999. Mitchell Jacobson, who is one of our principal shareholders, has served as our Chairman since January 1998 and previously served as our President from October 1995 through November 2003, when Mr. Sandler was promoted to that position, and as our Chief Executive Officer from October 1995 through November 2005, when he was succeeded by Mr. Sandler. The Board has separated the roles of Chairman and CEO since 2005 and has appointed a non-management, lead director since 2007.

Our Board of Directors believes that the most effective Board leadership structure for the company at the present time is for the roles of CEO and Chairman of the Board to be separated. Under this structure, our CEO is generally responsible for setting the strategic direction for the company and for providing the day-to-day leadership over the company’s operations, while the Chairman of the Board provides guidance to the CEO, sets the agenda for meetings of the Board and presides over Board meetings. In addition, our independent directors meet at regularly scheduled executive sessions without members of management present. Mr. Peller, who has served as our Lead Director since 2007, serves as the presiding director at the executive sessions of the independent directors. The Lead Director also has such other duties and responsibilities as determined by the Board from time to time. Those additional duties and responsibilities include:

•	making recommendations to the Board regarding the structure of Board meetings;
•	recommending matters for consideration by the Board;
•	determining appropriate materials to be provided to the directors;
•	serving as an independent point of contact for shareholders wishing to communicate with the Board;
•	assigning tasks to the appropriate Board committees with the approval of the Nominating and Corporate Governance Committee; and
•	acting as a liaison between management and the independent directors.

The Board retains the authority to modify this leadership structure as and when appropriate to best address the company’s unique circumstances at any given time and to serve the best interests of our shareholders.

Our Board’s role in risk oversight involves both the full Board and its committees. The full Board is responsible for the oversight of risk management and reviews the company’s major financial, operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate such risks. In addition, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Audit Committee discusses with management the company’s major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures, including with respect to risk assessment and risk management. Similarly, the Nominating and Corporate Governance Committee has oversight responsibility over governance and compliance matters and the Compensation Committee has oversight responsibility for the company’s overall compensation structure, including review of its compensation practices, in each case with a view to assessing associated risks. The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of the company.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available on the Corporate Governance page of our website at www.mscdirect.com.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and senior financial officers and a Code of Business Conduct that applies to all of our directors, officers and employees. The Code of Ethics and the Code of Business Conduct are available on the Corporate Governance page of our website at www.mscdirect.com. We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics and our Code of Business Conduct.

Policy Regarding Shareholder Nominations for Director

The Nominating and Corporate Governance Committee of our Board believes that the best director candidates will be those who have a number of qualifications, including independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and an ability to foster a diversity of backgrounds and views and to complement our Board’s existing strengths. There are no specific, minimum or absolute criteria for Board membership. The Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. The Nominating and Corporate Governance Committee also believes that it is important for directors to have demonstrated an ethical and successful career. Such a career may include:

•	experience as a senior executive of a publicly traded corporation, a management consultant, an investment banker, a partner at a law firm or registered public accounting firm or a professor at an accredited law or business school;
•	experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; or
•	such other professional experience as the Nominating and Corporate Governance Committee determines qualifies an individual for Board service.

At all times, the Nominating and Corporate Governance Committee will make every effort to ensure that our Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the New York Stock Exchange and the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to our Board, the Nominating and Corporate Governance Committee will consider and review such existing director’s attendance and performance, independence, experience, skills and the contributions that the existing director brings to our Board.

The Nominating and Corporate Governance Committee may employ third-party search firms to identify director candidates if so desired. The Nominating and Corporate Governance Committee will review and consider recommendations from a wide variety of contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential director candidates.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries. The Nominating and Corporate Governance Committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors or by our shareholders. Any shareholder may recommend a nominee for director at least 120 calendar days prior to the one year anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747, and providing the following information:

•	the name, company shareholdings and contact information of the person making the nomination;
•	the candidate’s name, address and other contact information;
•	any direct or indirect holdings of the company’s securities by the nominee;
•	any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;
•	information regarding related party transactions with the company and/or the shareholder submitting the nomination;
•	any actual or potential conflicts of interest; and
•	the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.

All of these communications will be reviewed by our Vice President, General Counsel and Corporate Secretary and forwarded to Mr. Kelly, the Chairman of the Nominating and Corporate Governance Committee, for further review and consideration in accordance with this policy. Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Shareholder Communications Policy

Any shareholder or other interested party who desires to communicate with our Chairman of the Board, Lead Director or non-management members of our Board may do so by writing to: Board, c/o Philip Peller, Lead Director of the Board, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747. Communications may be addressed to the Chairman of the Board, the Lead Director, an individual director, a Board committee, the non-management directors or the full Board.

Executive Officers

The following individuals are the executive officers of the Company as of December 3, 2010:

Name of Officer	Position	Age	Executive Officer Since
Mitchell Jacobson	Chairman of the Board	59	October 1995
David Sandler	President and Chief Executive Officer	53	January 1998
Erik Gershwind	Executive Vice President and Chief Operating Officer	39	December 2005
Steve Armstrong	Vice President, General Counsel and Corporate Secretary	52	October 2008
Charles Boehlke	Executive Vice President and Chief Financial Officer	54	June 2000
Charles Bonomo	Vice President and Chief Information Officer	45	July 2007
Shelley Boxer	Vice President, Finance and Accounting	63	October 1995
Thomas Cox	Executive Vice President, Sales	49	June 2000
Christopher Davanzo	Vice President of Finance and Corporate Controller	47	October 2010
Douglas Jones	Executive Vice President, Global Supply Chain Operations	46	December 2005
Eileen McGuire	Senior Vice President, Human Resources	45	December 2005

Please refer to the section entitled “Election of Directors (Proposal No. 1)” beginning on page 5 of this proxy statement for the biographical data for Messrs. Jacobson, Sandler, Gershwind and Boehlke.

Steve Armstrong was appointed our Vice President, General Counsel and Corporate Secretary in October 2008. From 2006 to 2008, he was a legal consultant based in New York, New York performing services for Thomson Reuters and NBC Universal. Mr. Armstrong was the Executive Vice President and General Counsel of the Home Shopping Network in Tampa, Florida from 2002 to 2006. From 2000 to 2002, he was the Senior Vice President and General Counsel of Agilera, Inc., a technology company in Denver, Colorado. Prior to 2000, Mr. Armstrong was the Vice President, General Counsel & Secretary of Samsonite Corporation and a partner in the law firms, Paul Hastings and Baker and Hostetler.

Charles Bonomo was appointed our Vice President and Chief Information Officer in July of 2007. From 1999 through 2007, he served as Vice President at Arrow Electronics, Inc., including in the position of Vice President of Infrastructure and Operations from January 2006 to July 2007, and as Vice President and Chief Architect from July 2003 through January 2006. Previously, he was the Director of Clinical Technology at Mount Sinai Medical Center from 1996 to 1998, rising to Vice President and Chief Information Officer of NYU Health System in 1998. Prior to 1996, he held various positions of increasing responsibility at J.P. Morgan in the United States and Europe and at Grumman Aerospace Corp., where he designed and tested software for the F14 Tomcat aircraft.

Shelley Boxer was appointed our Vice President, Finance and Accounting in 2000. Previously, Mr. Boxer was our Vice President and Chief Financial Officer from 1995 until June 2000. From June 1993 to October 1995, he served as Chief Financial Officer of Sid Tool. From 1992 to 1993, Mr. Boxer was the Vice President and Chief Financial Officer of Joyce International, Inc., a distribution and manufacturing company. From 1987 to 1992, he was the Executive Vice President and Chief Financial Officer of Kinney Systems, an automobile parking facility and real estate company.

Thomas Cox was appointed our Executive Vice President, Sales in December 2005. Previously, he served as our Senior Vice President from April 2000 to November 2005 and as our Vice President of the North Region from October 1999 to March 2000. Mr. Cox joined the company in September 1997 as a Director in the sales organization. Prior to joining the company, he spent ten years, beginning in 1985, in the United States and Europe with TNT Express Worldwide, an international transportation company. Mr. Cox was responsible for Worldwide Sales and Marketing based in Europe for several years, and he also held the position of President of the Americas. After leaving TNT Express Worldwide, he served as President of his own transportation business, MailNet, with offices in the United States and overseas.

Christopher Davanzo was appointed as an executive officer in October 2010 and serves as our Vice President of Finance and Corporate Controller, a position he has held since he joined the company in 2006. From 1993 through 2006, he held various positions of increasing responsibility in the finance department at Olympus America Inc., including the role of Vice President of Finance from 2004 to 2006. Prior to joining Olympus, Mr. Davanzo held several auditing and accounting positions at companies including, KPMG LLP, Coopers and Lybrand, and Weight Watchers International.

Douglas Jones was appointed our Executive Vice President, Global Supply Chain Operations in October 2009. Previously, he was our Senior Vice President, Supply Chain Management from April 2008 and our Senior Vice President of Logistics from December 2005. Mr. Jones joined the company in July 2001, as Vice President of Fulfillment. Prior to joining the company, he served as Vice President, Distribution Operations for the Central Region of the United States, at Fisher Scientific from 1998 to 2001. Prior to his role at Fisher Scientific, Mr. Jones was part of the Management Team at McMaster-Carr Supply Company, based in Chicago. During his ten year tenure with McMaster-Carr, Mr. Jones held various managerial positions of increasing responsibility in Fulfillment, Finance, Purchasing and Inventory Management.

Eileen McGuire was appointed our Senior Vice President, Human Resources in December 2005. Previously, in June 1999, she was promoted to Vice President of Human Resources and, in May 1996, was appointed director of Human Resources. Ms. McGuire joined our predecessor company, Sid Tool, in 1983, and during her tenure, she has had many cross-functional roles throughout the company, including in Distribution, Operational Accounting, Inside Sales, Field and Branch Operations, Call Center Management and Corporate Training.

There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer was, or is to be, selected as an officer of the company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own beneficially more than 10% of our Class A common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers, directors and such beneficial owners, we believe that all filing requirements of Section 16(a) of the Exchange Act were timely complied with during the fiscal year ended August 28, 2010.

APPROVAL OF AMENDMENT TO OUR
2005 OMNIBUS EQUITY PLAN
(PROPOSAL No. 2)

Our Board has adopted, subject to shareholder approval, an amendment to our 2005 Omnibus Equity Plan, which we refer to below as the Omnibus Plan. We are asking our shareholders to approve this amendment to permit the grant of cash incentive awards that qualify for the “performance-based compensation” exception to the $1,000,000 limitation on the deduction of compensation imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Tax Code. The amendment will also change the name of the Omnibus Plan to the 2005 Omnibus Incentive Plan. The other material features of the Omnibus Plan, including the number of shares reserved for issuance thereunder, will not be affected by this proposal.

The following summary of certain features of the Omnibus Plan is not a complete description of all of the provisions of the Omnibus Plan and is qualified in its entirety by reference to the full text of the Omnibus Plan as proposed to otherwise be amended, which we have filed electronically and is available on the SEC’s website at www.sec.gov. Such text is not included with this proxy statement.

The affirmative vote of a majority of the votes cast on this proposal is required to approve the amendment to our Omnibus Plan. In addition, this proposal will not pass unless the total votes cast on the proposal (including abstentions) represent at least a majority in interest of all shares entitled to vote on the matter. If you are a beneficial shareholder, your bank, broker or other agent may not vote your shares on this proposal absent instructions from you. Without your instructions, your shares will be not be voted on this matter and will not be counted in determining whether the requisite number of shares have been voted on this proposal. Abstentions will count in determining whether the requisite number of shares have been voted, and will be counted as votes cast against the proposal.

The Board recommends a vote “FOR” the proposal to amend our Omnibus Plan.

Proxies received in response to this solicitation will be voted “FOR” the proposal to amend our
Omnibus Plan unless otherwise specified in the proxy.

Reasons for Amendment

Under Section 162(m) of the Tax Code, we may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to our principal executive officer and our three most highly compensated officers other than our principal executive officer and our principal financial officer. The Board believes that it generally is in the best interest of the company to satisfy the requirements for deductibility under Section 162(m) of the Tax Code. Currently, the Omnibus Plan permits the grant of performance-based stock awards that qualify for deductibility under Section 162(m) of the Tax Code but does not similarly provide for the grant of incentive cash awards. As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, our executive officers are compensated with a combination of salary, annual incentive cash bonuses, stock options, restricted shares and other benefits. Our annual incentive cash bonuses do not currently satisfy the requirements for deductibility under Section 162(m) of the Tax Code. The proposed amendment to the Omnibus Plan is designed to enable the company to grant to our executive officers cash incentive bonus awards that qualify as “performance-based compensation” that is excluded from the $1,000,000 deduction limitation. Under the proposed amendment, the maximum aggregate dollar amount paid in respect of cash awards to any one participant in respect of a performance period of one fiscal year or less shall not exceed $4,000,000 in any fiscal year, and the maximum aggregate dollar amount paid in respect of cash awards to any one participant in respect of a performance period longer than one fiscal year shall not exceed $4,000,000 in any fiscal year.

Purpose of the Omnibus Plan

The purpose of the Omnibus Plan is to attract and retain qualified directors and employees, motivate such individuals to achieve short and long-term company goals, and further align their interests with those of the company’s other shareholders.

History

On November 23, 2005, the Board adopted the Omnibus Plan and at the 2006 annual meeting, our shareholders approved our Board’s adoption of the Omnibus Plan, with an initial share reserve of 3,000,000 shares of our Class A common stock. Subsequently, at the 2010 annual meeting, our shareholders approved an amendment to the Omnibus Plan to increase the share reserve by an additional 3,200,000 shares of our Class A common stock. Our Board further amended the plan on October 19, 2010 to permit the grant of dividend equivalent units on stock awards (in lieu of the payment of cash dividends) and make certain other clarifying changes; the October 19, 2010 amendment did not require shareholder approval. The Omnibus Plan replaced our 1995, 1998, and 2001 Stock Option Plans, and our 1995 Restricted Stock Plan, and no further awards may be granted under such prior equity plans.

Administration

The Omnibus Plan is currently administered by the Compensation Committee of our Board, which we refer to in this section as the Administrator. The Administrator has complete discretion, subject to the terms of the Omnibus Plan, to authorize grants of stock options, stock appreciation rights and stock awards under the Omnibus Plan, and if this Proposal No. 2 is passed, the Administrator will also have discretion to authorize grants of performance-based cash awards under the Omnibus Plan. The Administrator also has the authority to:

•	adopt, alter and repeal such administrative rules, guidelines and practices governing the Omnibus Plan as it shall, from time to time, deem advisable;
•	to interpret the terms and provisions of the Omnibus Plan and any award issued under the Omnibus Plan (and any agreement relating thereto); and
•	to otherwise supervise the administration of the Omnibus Plan.

Eligibility and Extent of Participation

The following individuals are eligible to receive stock options, stock appreciation rights and stock awards under the Omnibus Plan: (i) our officers, associates and directors; (ii) employees of our subsidiaries and affiliates; (iii) consultants and advisors providing services to us or our subsidiaries or affiliates; and (iv) employees of any corporation or other business enterprise acquired by us, who hold options with respect to the stock of such enterprise that we have agreed to assume. In addition, assuming the proposed amendment is approved by our shareholders, only executives of the company will be eligible to receive cash incentive awards under the Omnibus Plan.

Participation in the Omnibus Plan is limited to such persons as are selected by the Administrator. The provisions of awards need not be the same with respect to each participant. Subject to adjustment as provided in the Omnibus Plan, the maximum number of shares that may be covered by stock options, stock appreciation rights and stock awards, in the aggregate, granted to any one plan participant during any calendar year is 400,000 shares. Assuming the proposed amendment to permit cash incentive awards is approved by our shareholders, the maximum aggregate dollar amount paid in respect of cash incentive awards to any one participant in respect of a performance period of one fiscal year or less shall not exceed $4,000,000 in any fiscal year, and the maximum aggregate dollar amount paid in respect of cash incentive awards to any one participant in respect of a performance period longer than one fiscal year shall not exceed $4,000,000 in any fiscal year.

As of December 3, 2010, eleven executive officers, five non-employee directors and approximately 525 associates and consultants were eligible to participate in the Omnibus Plan.

Stock Options

Stock options may be granted to plan participants, subject to such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations, if any, as shall be determined by the Administrator. The grant of a stock option shall occur as of the date the Administrator determines, subject to Financial Accounting Standards Board (FASB) Statement 123(R) (now codified as FASB Accounting Standards Codification (ASC) Topic 718 — Stock Compensation) and guidance thereunder. The exercise price per share of stock purchasable under a stock option shall be determined by the Administrator at the time of grant; provided, that the exercise price per share shall not be less than fair market value on the date of grant (or 110% of fair market value in the case of an incentive stock option granted to an individual who is a 10% holder). The Administrator shall have the authority to grant stock options to any eligible individual and to fix the term of each stock option at the time of grant.

Exercise of Options

Each stock option granted under the Omnibus Plan is generally exercisable as determined by the Administrator. The Administrator may at any time waive the installment exercise provisions in any stock option or accelerate the exercisability of any stock option, in whole or in part, based on such factors as the Administrator may determine. Other than in cases of death, disability or retirement, no stock option, however, may fully vest or become fully exercisable prior to the third anniversary of the date of grant of such stock option, or, in the case of stock options granted to non-employee directors of the company, the second anniversary of the date of grant of such stock option. The term of each stock option shall be fixed by the Administrator at the time of grant, but no incentive stock option shall be exercisable more than 10 years (or five years in the case of an individual who is a 10% holder) after the date the incentive stock option is granted.

Stock options may be exercised, in whole or in part, by giving written notice of exercise to the company. The option price of any stock option shall be paid in full in cash (by certified or bank check or such other instrument as we may accept) or, unless otherwise provided in the applicable option agreement, by one or more of the following methods:

(i)	in the form of mature shares of unrestricted stock already owned by the optionee, based on the fair market value of the stock on the date the stock option is exercised;
(ii)	by certifying ownership of shares of mature stock owned by the optionee to the satisfaction of the Administrator for later delivery to the company, as specified by the company;
(iii)	unless otherwise prohibited by law, by irrevocably authorizing a third party to sell some or all shares of stock acquired upon exercise of the stock option and remit to the company a sufficient portion of the sale proceeds to pay the entire exercise price and any minimum statutory tax withholding resulting from such exercise; or
(iv)	by any combination of cash and/or any one or more of the methods specified in clauses (i), (ii) and (iii) above, provided that the form of payment would not cause us to recognize a compensation expense (or additional compensation expense) with respect to the stock option for financial reporting purposes.

Transferability

In general, options granted under the Omnibus Plan may not be transferred in any manner other than by will or the laws of descent and distribution. Non-qualified stock options may also be transferred to family members by gift.

Stock Appreciation Rights

Stock appreciation rights may be granted to plan participants, subject to such terms and conditions, performance requirements, restrictions, forfeiture provisions, limitations and contingencies as the Administrator shall determine. Upon the exercise of a stock appreciation right, a plan participant shall be entitled to receive an amount in shares of our Class A common stock, which in the aggregate are equal in value to the excess of the fair market value of one share of stock on the date of exercise over the fair market value of one share of stock on the date of grant, multiplied by the number of shares in respect of which the stock appreciation right shall have been exercised.

The grant of a stock appreciation right shall occur as of the date the Administrator determines, subject to FASB Statement 123(R) (now codified as FASB ASC Topic 718) and guidance thereunder. Stock appreciation rights may be granted under the Omnibus Plan on a stand-alone basis only. The Administrator shall have the authority to grant stock appreciation rights to any plan participant and except as otherwise provided in the Omnibus Plan, determine when a stock appreciation right shall terminate and no longer be exercisable. The term of each stock appreciation right shall be fixed by the Administrator at the time of grant.

Exercise of Stock Appreciation Rights

In general, stock appreciation rights may be exercised, in whole or in part, at such time or times as determined by the Administrator by giving written notice of exercise to the company specifying the number of shares with respect to which the stock appreciation right is being exercised.

The Administrator may at any time, in whole or in part, accelerate the exercisability of any stock appreciation right. Notwithstanding the foregoing, other than in cases of death, disability or retirement, no stock appreciation right shall be fully vested or exercisable prior to the third anniversary of the date of grant of such stock appreciation eight, except for stock appreciation rights granted to non-employee directors of the company, which may be fully vested or exercisable by the second anniversary of the date of grant of such stock appreciation right.

Transferability

In general, stock appreciation rights granted under the Omnibus Plan may not be transferred in any manner other than by will or the laws of descent and distribution. Stock appreciation rights may also be transferred to family members by gift.

Stock Awards

A stock award that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an award of “restricted stock” or “restricted stock units.” Stock awards may be directly issued under the Omnibus Plan (without any intervening options), subject to such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the Administrator shall determine. Subject to the provisions of the Omnibus Plan, stock awards may be issued which vest in one or more installments over the participant’s period of service to the company and/or upon the attainment of specified performance objectives. Except as is otherwise set forth in the applicable award agreement, a stock award may not fully vest with respect to all shares subject to such award prior to the third anniversary of the date of grant of such award, or the second anniversary of the date of grant in the case of a stock award granted to a non-employee director of the company.

A stock award may be issued in exchange for any consideration which the Administrator may deem appropriate in each individual instance, including, without limitation, cash or cash equivalents; past services rendered to the company or any affiliate; or future services to be rendered to the company or any affiliate. In lieu of receiving cash dividends, recipients of restricted stock and restricted stock units may receive dividend equivalent units, which are received as shares of our Class A common stock by the award recipient upon the vesting of the underlying stock award. Such dividend equivalent units will be forfeited if the underlying award does not vest.

Cash Awards

If this Proposal No. 2 is passed, the Administrator will have the discretion, subject to the terms of the Omnibus Plan, to grant to our executive officers performance awards denominated and payable in cash in such amounts (subject to a $4,000,000 limitation paid in respect of performance periods of one fiscal year or less and a $4,000,000 limitation paid in respect of performance periods longer than one fiscal year) and upon such terms as the Administrator may determine, based on the achievement of specified performance goals for annual periods or other time periods as determined by the Administrator.

Performance Awards

The right of a plan participant to exercise or receive a grant or settlement of any award under the Omnibus Plan, and its timing, may be subject to performance conditions specified by the Administrator at the time of grant. The Administrator may use business criteria and other measures of performance it deems appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase amounts payable under any award subject to performance conditions, except as limited under the Omnibus Plan in the case of a performance award intended to qualify under Section 162(m) of the Tax Code.

The Omnibus Plan is designed to allow the Administrator to grant awards that satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the

Tax Code. Section 162(m) of the Tax Code generally limits the deductibility for federal income tax purposes of annual compensation paid to a company’s principal executive officer and three most highly compensated executive officers other than the principal executive officer and the principal financial officer, which officers we refer to as covered executives, to $1 million per covered executive in a taxable year. However, qualified performance-based compensation does not count towards the $1 million limit.

The Board and the Compensation Committee believe that it is in our interests and the interests of our shareholders to maintain an incentive compensation plan under which equity awards and cash incentive awards made to our covered executives can qualify for deductibility for federal income tax purposes. In order to allow for certain awards to qualify for deductibility under the Tax Code, the Omnibus Plan specifies performance measures and other material terms that must be approved by our shareholders. Approval of the amended Omnibus Plan by the required vote of our shareholders, as described above, is intended to constitute such approval.

Grants of certain performance-based compensation will be subject to the attainment of one or more specified performance goals over a specified period of time. We refer to this time period as a performance period. The performance goals will be based upon certain performance criteria selected by the Administrator, as described below under the section captioned “Performance Goals.”

To the extent necessary to comply with the applicable provisions of Section 162(m)(4)(C) of the Tax Code, when granting awards intended to qualify as performance-based compensation, the Administrator will, in writing: (i) designate one or more covered executives to whom such awards may be made; (ii) select the performance criteria applicable to the performance period; (iii) establish the performance goals, and amount of such awards, as applicable, which may be earned for the performance period; and (iv) specify the relationship between the performance criteria and the performance goals and the amounts of such awards that may be earned by each covered executive for the performance period. To the extent required by Section 162(m)(4)(C) of the Tax Code, the Administrator shall establish the performance criteria and performance goals no later than 90 days following the commencement of any performance period in question or any other designated performance period (or such other time as may be required or permitted by Section 162(m) of the Tax Code). Following the completion of the performance period, the Administrator will certify in writing whether the applicable performance goals have been achieved for the performance period. In determining the amount earned by a covered executive, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that it may deem relevant to the assessment of individual or corporate performance for the performance period. Furthermore, a participant shall be eligible to receive payment pursuant to a performance-based award for a performance period only if the performance goals for such period are achieved.

Performance Goals

The performance goals for performance awards intended to qualify for the performance-based compensation exclusion under Section 162(m) of the Tax Code shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Administrator consistent with the Omnibus Plan. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Tax Code, including the requirement that the level or levels of performance targeted by the Administrator result in the performance goals being “substantially uncertain.” The Administrator may determine that more than one performance goal must be achieved as a condition to settlement of such performance awards. Performance goals may differ for performance awards granted to any one plan participant or to different plan participants.

One or more of the following business criteria for the company, on a consolidated basis, and/or for specified subsidiaries or business units of the company (except with respect to the total stockholder return and earnings per share criteria), shall exclusively be used by the Administrator in establishing performance goals for such performance awards:

(a)	attainment of the company’s key operating metrics;
(b)	attainment of the company’s key business initiatives;
(c)	total stockholder return;

(d)	such total stockholder return as compared to total return (on a comparable basis) of a publicly available index;
(e)	net income;
(f)	pre-tax earnings;
(g)	EBIT;
(h)	EBITDA;
(i)	pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;
(j)	operating margin;
(k)	earnings per share;
(l)	return on equity;
(m)	return on capital;
(n)	return on investment;
(o)	operating income, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses;
(p)	earnings per share, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses;
(q)	working capital;
(r)	net capital provided by operating activities less expenditures for property, plant and equipment;
(s)	total revenues;
(t)	free cash flow; and
(u)	a percentage of incremental revenue dollars converted into operating income (“read through”).

Except as limited under the Omnibus Plan in the case of performance awards intended to qualify under Section 162(m) of the Tax Code, the Administrator may adjust such criteria targets to mitigate the effect of unbudgeted or unplanned events not foreseen at the time the targets were established, such as (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.

Settlement of Performance Awards

Settlement of performance awards may be in cash or stock, or other awards, or other property, in the discretion of the Administrator. The Administrator may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such performance awards, but may not exercise discretion to increase any such amount payable in respect of a performance award intended to qualify under Section 162(m) of the Tax Code. The Administrator shall specify the circumstances in which such performance awards shall be forfeited or paid in the event of a termination of employment at least six months prior to the end of a performance period or settlement of performance awards, and other terms relating to such performance awards.

Valuation

The fair market value of our Class A Common Stock on any relevant date under our Omnibus Plan is the closing sale price of a share of our Class A Common Stock on the New York Stock Exchange. As of December 1, 2010, the closing price of our Class A Common Stock on the New York Stock Exchange was $61.89.

Adjustments

In the event of any company stock dividend, special cash dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the company, corporate separation or division of the company, sale by the company of all or a substantial portion of its assets, reorganization, rights offering, partial or complete liquidation, merger or consolidation in which the company is the surviving corporation, or any other corporate transaction, company share offering or other event involving the company and having an effect similar to any of the foregoing, the plan administrator may make such substitution or adjustments in:

•	the number and kind of shares that may be delivered under the Omnibus Plan;
•	the maximum number of shares that may be covered by awards granted to any one plan participant during any calendar year;
•	the number and kind of shares subject to outstanding awards;
•	the exercise price of outstanding stock options and stock appreciation rights; and
•	other characteristics or terms of the awards as it may determine appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event;

provided, however, that the number of shares subject to any award shall always be a whole number.

No adjustment shall be made in any of the foregoing circumstances to the extent that such adjustment would violate Section 409A of the Tax Code.

Change in Control

Except as otherwise may be set forth in the applicable award agreement, in the event of a change in ownership or control of the company, (i) the vesting and exercisability of any stock options and stock appreciation rights outstanding as of the date such change in ownership or control is determined to have occurred and not then vested and exercisable shall become fully vested and exercisable; (ii) any restrictions applicable to any outstanding stock awards shall lapse and the stock relating to such awards shall become free of all restrictions and fully vested and transferable; and (iii) all outstanding repurchase rights of the company with respect to any outstanding awards may, in the discretion of the Administrator, terminate; provided, however, that unless otherwise provided in the applicable award agreement, outstanding awards shall be subject to any agreement of merger or reorganization that effects such change in ownership or control, if such agreement provides for:

•	the continuation of the outstanding awards by the company, if the company is a surviving corporation;
•	the assumption of the outstanding awards by the surviving corporation or its parent or subsidiary;
•	the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for the outstanding awards; or
•	subject to Section 409A of the Tax Code, settlement of each share of stock subject to an outstanding award for a change in control price determined in accordance with the terms of the Omnibus Plan, or, if the per share exercise price equals or exceeds the change in control price, the outstanding award shall terminate and be canceled.

In the absence of any agreement of merger or reorganization, or any provision in the applicable award agreement, which addresses the effects of such change in control and subject to Section 409A of the Tax Code, each share of stock subject to an outstanding award shall be settled for a change in control price determined in accordance with the terms of the Omnibus Plan, or, if the per share exercise price equals or exceeds the change in control price, the outstanding award shall terminate and be canceled. A change in control of the company will be deemed to have occurred for purposes of the Omnibus Plan in the same circumstances as under the employment agreements for our named executive officers, which are described below in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change of Control — Employment and Change in Control Agreements.”

In the event of the dissolution or liquidation of the Company, except as otherwise provided in the discretion of the Administrator, each stock option shall terminate.

The acceleration of vesting of awards in the event of a change in ownership or control of the company may be viewed as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the company.

Duration and Modification

The Omnibus Plan will terminate on January 3, 2016 or such earlier time as our Board may determine. The Board may at any time terminate, amend, alter, or discontinue the Omnibus Plan; provided, however, that no amendment, alteration or discontinuation shall be made which would adversely affect the rights of a plan participant under an award theretofore granted without the participant’s consent, except such an amendment that is:

(i)	made to avoid an expense charge to the company or its affiliate under applicable law or regulation;
(ii)	made to permit the company or affiliate a deduction under the Tax Code; or
(iii)	made to avoid the violation of Section 409A of the Tax Code.

The Omnibus Plan cannot be amended or altered without the approval of our shareholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the stock of the company is listed. Except as limited by Section 162(m) of the Tax Code in respect of awards intended to qualify as “performance-based compensation,” the Administrator may amend the terms of any stock option or other award theretofore granted, prospectively or retroactively, but, except as provided in the Omnibus Plan, no such amendment shall adversely affect the rights of a plan participant without the participant’s consent.

Federal Income Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to the company and the directors, officers and employees participating in the Omnibus Plan. Tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. In addition, the following discussion does not purport to describe state or local income tax consequences in the United States, nor tax consequences for participants who are subject to tax in other countries. The following general description does not constitute tax advice and should not be relied upon as such. Each participating employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the Omnibus Plan.

Nonqualified Stock Options.  A participant will generally not recognize any taxable income upon the grant of a nonqualified stock option and the company will not receive a deduction at the time of such grant. Upon exercise of a nonqualified stock option, the participant generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock received upon exercise on the date of exercise over the exercise price, and the company will generally be allowed a deduction equal to the amount recognized by the participant as ordinary income. The participant’s tax basis in the shares received will be equal to the exercise price plus the amount recognized as ordinary income. Upon a subsequent sale of such shares, the participant will recognize capital gain or loss.

Incentive Stock Options.  No taxable income is recognized by a participant at the time of grant of an incentive stock option, and no taxable income is generally recognized at the time the option is exercised. (However, the excess of the fair market value of the shares of common stock received upon exercise over the option exercise price is an item of tax preference income which may be subject to the alternative minimum tax.) Instead, the participant will recognize taxable income in the year in which the acquired shares are sold or otherwise disposed of. If the sale or other disposition is made after the participant has held the shares for more than two years after the option grant date and more than one year after the date on which the shares are transferred to the participant (referred to as a “qualifying disposition”) pursuant to the option’s exercise, any gain or loss, generally measured by the difference between the amount realized on the sale of shares and the option exercise price, will be treated as long-term capital gain or loss. However, if either of these two holding period requirements is not satisfied (referred to as a “disqualifying disposition”), then upon the disqualifying disposition, the participant generally recognizes ordinary income in the amount of the lesser of (i) the difference between the fair market value of the shares at the time of the option’s exercise and the option’s exercise price, or (ii) the difference between the amount realized on the sale and the option’s exercise price. Any ordinary income recognized is added to the participant’s basis for purposes of determining any additional gain on the sale and any such additional gain will be capital gain. If the participant makes a disqualifying disposition of the acquired shares, we may be entitled to a deduction from our U.S. taxable income for the taxable year in which such disposition occurs, equal to the amount of ordinary income the participant recognizes. In no other instance will we be allowed a deduction with respect to the participant’s disposition of the acquired shares.

Stock Appreciation Rights.  The grant of a stock appreciation right will generally not create any tax consequences for the participant or the company. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the shares of common stock received from the exercise. The participant’s tax basis in any shares received upon the exercise of the stock appreciation right will be equal to the ordinary income recognized with respect to the shares. Upon disposition of the shares, the participant will recognize capital gain or loss equal to the difference between the amount realized and his or her basis in the shares. Upon the exercise of a stock appreciation right, the company generally will be entitled to a deduction in the amount of the compensation income recognized by the participant.

Restricted Share Units; Performance Stock Awards.  In general, a participant will not recognize income with respect to restricted share unit awards or performance stock awards until there is a settlement of the award. On that date, the participant recognizes ordinary income in an amount equal to the cash or fair market value of the shares of common stock received. The participant’s tax basis in any shares received is the amount included in his or her income, and the participant’s holding period in the shares commences on the day after receipt of the shares. Upon disposition of the shares, the participant will recognize capital gain or loss equal to the difference between the amount realized and his or her basis in the shares. The company will generally be entitled to a deduction equal to the amount included in the participant’s ordinary income in the year in which such amount is recognized by the participant.

Restricted Stock.  The recipient of unvested shares will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Tax Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest, and any gain or loss on a subsequent disposition or sale of such shares generally will be taxable as a capital gain or loss. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Other Awards.  Other awards under the Omnibus Plan, including performance cash awards, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares or other property, or, in the case of previously delivered shares or other property and in absence of an appropriate Section 83(b) election, the time that either the risk of forfeiture or restriction on transferability lapses. We generally would be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection an award.

Tax Withholding.  Whenever an employee recognizes income in connection with an award under the Omnibus Plan, we will generally have a withholding obligation with respect to a minimum statutory amount, and the participant will be required to make arrangements satisfactory to the company regarding the payment of any amounts required to be withheld.

Section 162(m).  Any United States income tax deductions that would otherwise be available to us may be subject to a number of restrictions under the Tax Code, including Section 162(m), which, under recent guidance issued by the Internal Revenue Service, can limit the deduction for compensation paid to our Chief Executive Officer and our other three most highly compensated executive officers (other than the Chief Executive Officer and the Principal Financial Officer).

New Plan Benefits Under the Omnibus Plan

The number of shares to be issued under the Omnibus Plan to participants in the plan, including eligible employees, executive officers and non-employee directors of the company, pursuant to stock options, stock appreciation rights and other stock awards, and the net values to be realized upon such issuances, are discretionary, and therefore, not determinable. The amounts of performance cash awards for fiscal year 2011 or subsequent years for our executive officers will be determined based upon the company’s performance during the applicable performance period and, in addition, will be subject to the Administrator’s right to reduce any participant’s award by any amount in its sole discretion. As a result, it is not possible to determine the amounts of performance cash awards for fiscal year 2011 or for subsequent years at this time. Moreover, because the Administrator can reduce each participant’s performance cash award under the Omnibus Plan by any amount in its discretion, it is also not possible to determine the amounts that would have been paid for fiscal year 2010 had the Omnibus Plan provided for performance cash awards during such year. If this Proposal No. 2 is passed, the maximum aggregate dollar amount paid in respect of cash awards to any one executive in respect of a performance period of one fiscal year or less shall not exceed $4,000,000 in any fiscal year and the maximum aggregate dollar amount paid in respect of cash awards in respect of performance periods longer than one fiscal year shall not exceed $4,000,000 in any fiscal year. The potential threshold, target and maximum annual cash incentive compensation payable to our named executive officers in respect of fiscal year 2010 under our existing compensation programs (and not made under the Omnibus Plan) are set forth in the Fiscal Year 2010 Grants of Plan-Based Awards table on page 49 of this proxy statement. Amounts actually earned in fiscal year 2010 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information about these awards, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2010 Executive Compensation — Annual Incentive Bonus Program” beginning on page 39 of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of August 28, 2010 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Equity Compensation Plans (excluding Associate Stock Purchase Plan)	2,394,000	$38.76	3,505,000	(1)
Associate Stock Purchase Plan	—	—	319,000
Equity compensation plans not approved by security holders	—	—	—
Total	2,394,000	$38.76	3,824,000

(1)	Represents shares available for future issuance under our 2005 Omnibus Equity Plan. Such shares may become subject to stock option grants or stock appreciation rights or may be issued directly as stock awards with such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and other limitations as determined by the plan administrator.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL No. 3)

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2011. Although shareholder ratification of the Audit Committee’s action in this respect is not required, our Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm. If the shareholders disapprove of the selection, our Audit Committee intends to reconsider the selection of Ernst & Young LLP as our independent registered public accounting firm.

Ernst & Young LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in the company. We expect that a representative from Ernst & Young LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal years ended August 28, 2010 and August 29, 2009, Ernst & Young LLP billed us the following fees for their services. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2010	2009
Audit fees(1)	$704,100	$723,600
Audit-related fees(2)	$43,500	$64,607
Tax fees(3)	$31,370	$163,640
All other fees(4)	—	$2,167
Total	$778,970	$954,014

(1)	Reflects audit fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements, audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting and related opinions, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.
(2)	Reflects audit-related fees for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements. The nature of the services performed for these fees was advice on compliance with financial accounting and reporting standards, the audit of our 401(k) plan, other advice and services provided in connection with our equity compensation plans and consultations on compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(3)	Reflects tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The nature of the services performed for these fees was for assistance in United Kingdom and United States federal and state tax compliance, state and local tax consultation and tax planning related to capital gains.
(4)	Consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services. In fiscal year 2009, these fees primarily related to Internet-based consulting services provided by Ernst & Young LLP.

Audit Committee Pre-Approval Policy

The Audit Committee shall pre-approve all audit and non-audit services provided by our independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform any non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, in which case decisions taken are to be presented to the full Audit Committee at its next meeting.

The Audit Committee of the Board has considered whether, and has determined that, the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

Proxies received by the Board will be so voted
unless a contrary choice is specified in the proxy.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee oversees the company’s financial accounting and reporting processes and systems of internal controls on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on the Corporate Governance page of our website at www.mscdirect.com. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and the requirements of the New York Stock Exchange listing standards. The current members of the committee are Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expresses an opinion on these consolidated financial statements. In addition, our independent registered public accounting firm expresses its own opinion on the company’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the company and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended August 28, 2010, as well as management’s assessment and our independent registered public accounting firm’s evaluation of the effectiveness of our internal controls over financial reporting. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Oversight Board in Rule 3800T. The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and permissible non-audit services performed by our independent registered public accounting firm during fiscal year 2010 and fiscal year 2009 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 28, 2010, which was filed with the SEC on October 22, 2010.

Submitted by the Audit Committee of the Board,

Philip Peller (Chairman)
Jonathan Byrnes
Roger Fradin
Louise Goeser
Denis Kelly

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of our Board has reviewed and discussed with management the Compensation Discussion and Analysis that follows. Based on this review and discussion, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board,

Denis Kelly (Chairman)
Jonathan Byrnes
Roger Fradin
Louise Goeser
Philip Peller

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, whom we refer to as the named executive officers or NEOs. This discussion focuses on compensation and practices relating to the named executive officers for our 2010 fiscal year. In addition, we discuss the special grant of restricted stock units made to our Chief Executive Officer on October 19, 2010 as part of our CEO succession planning:

Name	Position
Mitchell Jacobson	Chairman of the Board
David Sandler	President and Chief Executive Officer
Charles Boehlke	Executive Vice President and Chief Financial Officer
Thomas Cox	Executive Vice President, Sales
Erik Gershwind	Executive Vice President, Chief Operating Officer(1)

(1)	Mr. Gershwind previously served as our Senior Vice President, Product Management and Marketing from December 2005 until his promotion to Executive Vice President and Chief Operating Officer, effective October 13, 2009.

Executive Summary

The economic crisis that impacted fiscal 2009 operating results continued for the first half of fiscal 2010. Beginning in the second half of fiscal 2010, we began to realize the benefits from our investment spending plan that we had put into place to capitalize on the effects of the economic downturn on our competitors and to increase market share and grow revenue as the economy recovered. The execution of our strategic plan positioned us to realize strong year-over-year gains in revenue and net income, with revenues and net income increasing 13.6% and 20.2%, respectively, from fiscal 2009 to fiscal 2010. In addition, our strong cash flow generation and excellent liquidity allowed the company to pay out a special cash dividend of $1.00 per share in addition to the company’s regular quarterly dividend.

Based on our strong performance in fiscal 2010, bonuses under our annual incentive bonus plan for fiscal 2010 were paid out at maximum levels, and the Committee awarded a supplemental bonus of 8.3% of the executives’ annual incentive bonuses. Total cash compensation increased significantly on a year-over-year basis as a result of the maximum bonus payouts for fiscal 2010 and because no bonuses were paid for fiscal 2009 due to the economic downturn. We calculate total direct compensation as the sum of base salary, annual incentive bonuses and long-term equity awards granted in respect of performance for the fiscal year. For fiscal 2010, given the company’s strong performance, total direct compensation trended towards the 75th percentile of the competitive market data, with the following exceptions. In the case of David Sandler, our Chief Executive Officer, we granted Mr. Sandler a special restricted stock unit award as part of our CEO succession planning. As a result, Mr. Sandler no longer participates in our annual equity award program. Total direct compensation for fiscal 2010 for Charles Boehlke, our Chief Financial Officer, exceeded the 75th percentile of the market data by 24%, which reflects Mr. Boehlke’s long tenure with the company and the additional executive responsibilities that he assumes outside the scope of the market data. Total direct compensation for Mr. Gershwind for fiscal 2010 was 26% below the 75th percentile of the market data, which reflects Mr. Gershwind’s recent promotion to Chief Operating Officer.

In October 2010, we granted a special restricted stock unit award to David Sandler, the terms of which are summarized below under “CEO Succession Planning.” The award provides for performance and service-based vesting. The award is designed to assure an orderly, long-term succession to Mr. Gershwind, who has been identified by the Board as the successor to Mr. Sandler.

Compensation Committee

The Compensation Committee of our Board (referred to in this discussion as the Committee) is directly responsible for determining, in consultation with our Board, the goals and objectives of our executive compensation programs and for the ongoing review and evaluation of our compensation programs to determine whether our compensation programs are achieving their intended objectives. The Committee also evaluates the design and mix of our compensation programs and makes adjustments, as appropriate, to manage risk. In consultation with our Board, the Committee has primary responsibility for overseeing and approving all compensation matters relating to, and setting the compensation levels of, the named executive officers and all of our other executive officers and senior officers. The Committee also administers our equity compensation plans. Members of management and independent consultants provide input and recommendations to the Committee, but decisions are ultimately made by the Committee.

How Compensation Decisions Are Made

In August of each year, the Committee receives a formal presentation from its outside compensation consultants, who report to the Committee on the competitiveness of the company’s compensation programs, as well as its alignment with the company’s compensation objectives. Based on the benchmarking data prepared by the Committee’s outside compensation consultants and the consultants’ evaluation of the company’s compensation programs, the Human Resources department of the company, with input from our Chief Executive Officer and Chief Financial Officer, prepares recommendations for our annual cash bonus program for the upcoming fiscal year and equity award grants to be made in respect of performance for the prior fiscal year. The Committee generally meets in September to review and consider the preliminary recommendations prepared by the Human Resources department and makes its final compensation decisions at its October meeting when the company’s fiscal year financial results are being considered by our Board. At its October meeting, the Committee also reviews achievement of the prior fiscal year’s annual cash bonus program and approves the annual bonus payouts. Base salary adjustments are made for our executive officers and other senior officers at the time of their individual performance reviews. Depending on company or individual circumstances, the Committee also may make other compensation decisions during the year. Due to the uncertainty in the economy that continued through the first half of fiscal 2010, the Committee deferred adopting the fiscal 2010 annual bonus program until December 2009.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the company’s performance and shareholder value. Our key compensation goals are to:

•	recruit, retain and motivate highly talented executives;
•	align our executives’ interests with those of our shareholders; and
•	provide performance-based compensation that appropriately rewards our executives.

Accordingly, in determining the amount and mix of compensation, the Committee seeks to provide a competitive compensation package, structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term shareholder value, and promote executive retention. To accomplish these objectives, the Committee has structured our compensation programs to include the following key features:

•	annual incentive cash bonuses are substantially “at risk” with 75% of the target bonuses earned only if the company achieves pre-established earnings per share targets;
•	annual incentive cash bonuses of up to 150% of target bonus amounts may be earned if the company achieves earnings per share in excess of target, with maximum payouts realized only when the company achieves earnings per share significantly higher than target;
•	up to 25% of an executive’s target bonus is subject to the Committee’s discretionary evaluation of qualitative factors, including individual performance and achievement of company strategic initiatives, which serves to focus management on long-term initiatives; and

•	long-term equity awards are made in the form of stock options and restricted shares, with extended vesting schedules in order to promote retention and to motivate our executives to create sustained, long-term shareholder value.

The Committee does not maintain policies for allocating among current and long-term compensation or among cash and non-cash compensation. Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the company’s key compensation goals set forth above. However, as a general matter, the Committee seeks to utilize equity-based awards to motivate executives to enhance long-term shareholder value and manages the dilutive effects of equity compensation through the company’s share repurchase program.

While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. However, as executives assume more responsibility, a greater percentage of their total target cash compensation is allocated to annual incentive bonus compensation, and a greater percentage of their total direct compensation is allocated to equity compensation. We do not have a policy regarding internal pay equity.

Our Chairman, Mitchell Jacobson, previously served as our chief executive officer from October 1995 to November 2005, when he was succeeded by David Sandler. Mr. Jacobson’s compensation is principally comprised of his base salary, and he does not participate in the annual cash incentive bonus program or annual equity grants. See “Fiscal Year 2010 Executive Compensation — Compensation of Our Chairman.” Accordingly, the discussion in this Compensation Discussion and Analysis generally does not apply to Mr. Jacobson’s compensation.

Our executive officers generally do not have employment agreements, other than Mr. Boehlke (as described below), and serve at the will of our Board. Similarly, we generally do not enter into severance agreements with, nor do we have established severance arrangements for, our executive officers as part of the terms of their employment, other than in the case of Mr. Boehlke. This enables our Board to remove an executive officer, if necessary, prior to retirement or resignation whenever it is in our best interests. When an executive officer retires, resigns or is terminated, our Board exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation from the company. Mr. Boehlke’s employment agreement sets forth his duties and responsibilities, the general terms of his annual compensation (which remains subject to the discretion of our Board), and his entitlement to paid vacation leave and to participate in such benefits as are generally made available to our other executive officers. Nothing in Mr. Boehlke’s employment agreement obligates the company to employ Mr. Boehlke, and his employment may be terminated by the company at any time, subject to payment of certain severance benefits upon his termination by the company other than for cause. Compensation that may become payable following a change in control of the company, is discussed below under “Change of Control Arrangements.”

Our Board regularly reviews senior level promotion and succession plans and is responsible for succession planning for the CEO position. On October 21, 2010, we announced a long-term succession plan for our Chief Executive Officer. As described below under “CEO Succession Planning,” Mr. Sandler will continue in his role as Chief Executive Officer until December 31, 2012, or possibly until December 31, 2013, and then will serve as Vice Chairman for a period of at least four years. Mr. Erik Gershwind has been identified by the Board as the successor to Mr. Sandler as Chief Executive Officer. As part of the succession planning, the Committee granted Mr. Sandler a long-term restricted stock unit award to retain and incentivize Mr. Sandler. In addition, Mr. Sandler’s change in control agreement was amended to conform to best practices and to take into account the benefits under his restricted stock unit award.

We do not provide our executives with pension or supplemental retirement plans, nor have we entered into any deferred compensation arrangements with our executives. Accordingly, we believe that our compensation programs are clear and understandable, both for our executives and our shareholders.

Compensation Consultants

The Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. Beginning in 2009, the Committee has relied on competitive market data and analysis prepared by Frederic W. Cook & Co., Inc. (referred to in this discussion as F.W. Cook). To assist the Committee with its compensation decisions, F.W. Cook selected peer companies and general industry survey data, and provided competitive compensation data, benchmarking and analysis relating to the compensation of our Chief Executive Officer and other executives and senior officers. As explained above in the section “How Compensation Decisions are Made,” the Committee generally evaluates base salary and target bonuses at the beginning of the fiscal year and makes decisions on equity compensation awards (as well as final annual bonus payouts) after the end of the fiscal year. Equity awards were granted in October 2009 in respect of fiscal 2009 performance and in October 2010 in respect of fiscal 2010 performance. Due to the uncertainty in the economy that continued through the first half of fiscal 2010, the Committee deferred adopting the fiscal 2010 annual bonus program until December 2009.

F.W. Cook also furnishes the Committee with competitive compensation data for outside directors. In addition, F.W. Cook provided consultation to the Committee in structuring the special restricted stock unit award for Mr. Sandler and the amendment to Mr. Sandler’s change in control agreement. Other than executive and director compensation consulting services provided to the Committee, F.W. Cook has not provided any other services to the company.

Competitive Positioning

In determining the amounts of base salary, incentive cash bonus opportunities and stock-based compensation for the named executive officers (other than the Chairman), and other executive officers and senior officers, the Committee reviewed and benchmarked the compensation levels of the named executive officers and other executive officers and senior officers against market data developed by F.W. Cook. Market data developed by F.W. Cook was comprised of peer group compensation data for the CEO, CFO and three other most highly compensated executives, as reported in the proxy statements of peer companies, together with compensation data by functional position derived from two third-party general industry surveys. Survey data for each position was collected based on functional matches within a revenue range comparable to the company. For our named executive officers (other than the Chairman), F.W. Cook gave one-third weighting to the peer company proxy compensation data and one-third weighting to the data from each of the two general industry surveys. For other executive officers and senior officers, F.W. Cook generally gave equal weighting to the data from each of the two general industry surveys. The Committee believes that the competitive market data compiled by F.W. Cook provides an appropriate benchmarking resource. In developing the peer group of companies, F.W. Cook consulted with the company’s Human Resources department and the Chairman of the Committee to identify companies similar to the company in size and business mix. In addition, by balancing the peer company data with compensation data from two broad general industry surveys, the Committee believes that the benchmarking data is more representative and less subject to distortion. Peer companies and the two broad general industry surveys selected in 2009 and 2010 are the same.

Peer companies selected by F.W. Cook, as described above, consisted of the following:

Airgas, Inc.	Applied Industrial Technologies, Inc.
Beacon Roofing Supply, Inc.	BlueLinx Holdings Inc.
Fastenal Company	H&E Equipment Services, Inc.
Interline Brands, Inc.	Kaman Corporation
Lawson Products, Inc.	Patterson Companies, Inc.
PSS World Medical, Inc.	Rush Enterprises, Inc.
ScanSource, Inc.	United Natural Foods, Inc.
Watsco, Inc.	WESCO International, Inc.
W.W. Grainger, Inc.

Due to the economic recession and its continuing effect on the company’s business during the first half of fiscal 2010, the Committee continued in effect its suspension of base salary merit increases and 401(k) plan matching contributions, which had been implemented in fiscal 2009. Beginning in January 2010, the company restored annual base salary merit increases and 401(k) plan matching contributions were restored in the third fiscal quarter.

Competitive market data prepared by F.W. Cook in late fiscal 2009 was used by the Committee for the following purposes:

•	to benchmark base salary adjustments for fiscal year 2010;
•	to determine equity awards granted in October 2009 in respect of fiscal year 2009 performance;
•	to determine threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2010; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2009 compensation. In this regard, the Committee evaluated fiscal year 2009 total direct compensation as the sum of (i) base salary and (ii) the October 2009 equity awards granted in respect of fiscal year 2009 performance. Due to the global economic recession and its effects on the company’s business, the Committee determined not to award any annual incentive bonuses for fiscal 2009.

Competitive market data prepared by F.W. Cook in late fiscal 2010 was used by the Committee for the following purposes:

•	to determine equity awards granted in October 2010 in respect of fiscal year 2010 performance; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2010 compensation. In this regard, the Committee evaluated fiscal year 2010 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2010 performance, and (iii) the October 2010 equity awards granted in respect of fiscal year 2010 performance.

In addition, the Committee uses the 2010 F.W. Cook market data to benchmark base salary adjustments for fiscal year 2011 and to determine threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2011.

The Committee generally targets annual base salary and total cash compensation (the sum of base salary and target annual bonus) at the median, or 50th percentile, of the market data. Total direct compensation (the sum of total cash compensation and long-term equity compensation) generally is targeted between the 50th and 75th percentiles of the market data. Maximum total cash compensation (the sum of base salary and maximum annual bonus) and maximum total direct compensation (the sum of maximum total cash compensation and long-term equity compensation) generally are targeted to approximate the 75th percentile of the market data. The Committee believes that this competitive positioning is consistent with the goals of the company’s compensation programs, by linking pay to performance and providing top tier compensation only when the company achieves superior performance.

As secondary comparative compensation data for our named executive officers, the Committee also reviewed the median and average compensation levels of the named executive officers at a geographic peer group comprised of five public companies whose headquarters are located on Long Island, New York. F.W. Cook compiled data derived from the most recent proxy statements of these companies. The Committee does not benchmark compensation against this peer group and uses this data only for reference purposes and as additional validation of the primary market data used for benchmarking. In reviewing the data, the Committee noted that fiscal 2010 total direct compensation for our named executive officers was below the median and average figures in the geographic peer group.

The geographic peer group is comprised of the following companies.

Arrow Electronics, Inc.	Cablevision Systems Corporation
CA, Inc.	Henry Schein, Inc.
Pall Corporation

Role of Executive Officers in Compensation Decisions

As part of its process, the Committee meets with our Chief Executive Officer and our Chairman to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives. The Committee obtains our Chairman’s input on the compensation of our Chief Executive Officer and our Chief Executive Officer provides the Committee with input on the compensation of the other named executive officers (other than the Chairman) and other executive officers and senior officers. Our Senior Vice President, Human Resources collects and analyzes relevant data, including comparative compensation data prepared by F.W. Cook, which is used by the Committee to make compensation decisions.

CEO Succession Planning

As part of the Board’s long-term succession planning, the Committee approved a special grant of 183,418 restricted stock units to Mr. Sandler, our Chief Executive Officer, on October 19, 2010. Each restricted stock unit represents the right to receive a share of MSC stock that will become issuable upon satisfaction of certain performance and service conditions. The performance condition requires that the company have at least $125 million of net income during either fiscal 2011 or fiscal 2012. Assuming satisfaction of the performance condition, two-thirds of the award will vest if Mr. Sandler continues to serve as Chief Executive Officer through December 31, 2012, as such date may be accelerated or extended by the Board of Directors, provided that such date may not be extended beyond December 31, 2013 (such date, as accelerated or extended, the “Succession Date”). In addition, vesting is conditioned on Mr. Sandler serving as Vice Chairman of the Board for a period of two years commencing on the Succession Date and serving as interim Chief Executive Officer at the request of the Board at any time during the two-year period commencing on the Succession Date in the event that Mr. Sandler’s successor is no longer serving as Chief Executive Officer for any reason. Assuming satisfaction of the performance condition, the remaining one-third of the award will vest if Mr. Sandler satisfies the aforementioned service conditions and continues to serve as Vice Chairman of the Board for an additional period of two years. All restricted stock units that vest, including dividend equivalents on the vested portion of the grant, will be settled in shares of MSC stock. In the event of a change in control of the company, the performance condition shall be waived and the award will settle in cash and vest upon the earlier of the satisfaction of the service conditions or the termination of Mr. Sandler without cause or the termination by Mr. Sandler of his employment due to a change in his circumstances of employment (as the terms “cause” and “circumstances of employment” are defined in the Second Amended CIC discussed below).

The Committee believes that this special grant of restricted stock units to Mr. Sandler (which we refer to as the RSU Award) will promote an orderly succession by helping to assure the retention of Mr. Sandler, as well as to incentivize Mr. Sandler to provide succession services. In structuring the RSU Award, the Committee worked with F.W. Cook. F.W. Cook provided the Committee with competitive data in order to determine the size of the award and the vesting terms. The Committee believes that the RSU Award is competitive and appropriate to achieve the company’s long-term succession goals. In determining the amount and form of the award, the Committee also determined that Mr. Sandler would not receive annual equity incentive awards that Mr. Sandler otherwise would have been eligible to receive in October 2010 and October 2011, and structured the award, in part, to replace these annual equity incentive awards. The RSU Award is subject to the clawback provisions of our Executive Incentive Compensation Recoupment Policy. See “Executive Incentive Compensation Recoupment Policy” below.

In connection with the RSU Award, the company entered into a Second Amended and Restated Agreement (the “Second Amended CIC”) with Mr. Sandler, which amends and restates Mr. Sandler’s change in control severance agreement. The Second Amended CIC effects a number of changes in Mr. Sandler’s change in control severance agreement. Among the changes made are: (i) the lump sum payment of $1.2 million previously payable in the event of a change in control is eliminated; (ii) the severance payment due following a termination without cause or a termination by Mr. Sandler due to a change in the circumstances of employment is reduced from five times to three times base salary and annual bonus; (iii) the period following a change in control within which a termination of employment must occur in order to entitle Mr. Sandler to a severance payment is reduced from five years to two years; (iv) any severance benefits will no longer be grossed up, but rather will be subject to reduction to the extent that the after-tax payments to Mr. Sandler would be increased; and (v) the Second Amended CIC will terminate upon the Succession Date. See discussion below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Fiscal Year 2010 Executive Compensation

Summary of Fiscal Year 2010 Compensation Decisions

The Committee believes that management performed exceptionally well in executing the company’s strategic plan in fiscal 2010, producing significant year-over-year revenue and EPS growth in the second half of fiscal 2010 and positioning the company for continuing revenue and margin growth as the economy recovers. For fiscal year 2010, the company achieved adjusted diluted earnings per share of $2.37, which represents year-over-year growth of 19.1%, and $0.29 in excess of the maximum earnings per share level of $2.08 required for the maximum payout of the annual cash incentive bonus. As a result, the Committee awarded supplemental bonuses for fiscal year 2010 performance in addition to the payouts under the 2010 annual incentive bonus plan. The Committee determined that the maximum payout levels under the 2010 plan did not appropriately account for a range of EPS performance in excess of the target performance level and also noted that the payout levels under the 2010 annual incentive bonus plan had been reduced 20% from the levels that otherwise would have applied. The amounts of the additional bonuses are reflected under the “Bonus” Column of the Summary Compensation Table appearing on page 47 of this proxy statement. Merit base salary increases, which had been suspended in fiscal 2009, were restored in fiscal 2010. Consistent with the Committee’s policy, base salaries generally remained at the median level of the market data. Equity awards granted to Messrs. Boehlke and Cox in October 2010 had the same value as equity awards granted in October 2009 and were set at levels to result in total direct compensation at or above the 75th percentile of the market data. Equity awards granted to Mr. Gershwind in October 2010 increased in value by 94% from the value of his equity grants in October 2009 in recognition of Mr. Gershwind’s promotion to Chief Operating Officer in October 2009. As a result of the restricted stock unit award granted to Mr. Sandler as part of the company’s CEO succession planning, Mr. Sandler no longer participates in the annual equity award program. Total cash compensation for our Chief Executive Officer for fiscal 2010 was 146% higher than his total cash compensation for fiscal year 2009, as a result of maximum bonus payouts for fiscal 2010 and no bonus payouts for fiscal 2009. Total direct compensation for Messrs. Boehlke, Cox and Gershwind for fiscal 2010 were higher than total direct compensation for fiscal 2009 by 30%, 25% and 115%, respectively. The increases principally are the result of maximum bonus payouts for fiscal 2010 and no bonus payouts for fiscal 2009. In Mr. Gershwind’s case, the increase also reflects his promotion to Chief Operating Officer in October 2009 and his increases in base salary and incentive compensation opportunities. Total direct compensation trended towards the 75th percentile of the competitive market data, with the following exceptions. In the case of David Sandler, our Chief Executive Officer, we granted Mr. Sandler a special restricted stock unit award as part of our CEO succession planning. As a result, Mr. Sandler no longer participates in our annual equity award program. Total direct compensation for fiscal 2010 for Mr. Boehlke exceeded the 75th percentile of the market data by 24%, which reflects Mr. Boehlke’s long tenure with the company and the additional executive responsibilities that he assumes outside the scope of the market data. Total direct compensation for Mr. Gershwind for fiscal 2010 was 26% below the 75th percentile of the market data, which reflects Mr. Gershwind’s recent promotion to Chief Operating Officer. Based on company and individual performance, the Committee believes that compensation levels for fiscal year 2010 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

Compensation of our Chairman

Mitchell Jacobson has served as our Chairman since January 1998 and previously served as our President from October 1995 through November 2003, when David Sandler was promoted to that position, and as our Chief Executive Officer from October 1995 through November 2005, when he was succeeded by Mr. Sandler.

Mr. Jacobson’s compensation for fiscal year 2010 consisted principally of his base salary of $975,000. Mr. Jacobson does not participate in our annual cash incentive program, nor does he receive long-term equity compensation. The Committee has determined that Mr. Jacobson’s base salary and benefits properly compensate Mr. Jacobson for his ongoing leadership and vision and his years of experience serving the company. Given Mr. Jacobson’s substantial equity ownership, the Committee does not believe it is appropriate for Mr. Jacobson’s compensation package to include performance-based compensation elements. Mr. Jacobson’s compensation is not benchmarked against market data because his position is unique to our company, and the Committee therefore evaluates his compensation based on the considerations discussed above. The Committee reviews Mr. Jacobson’s compensation on an annual basis. Mr. Jacobson’s base salary of $975,000 in fiscal year 2010 was unchanged from his base salary in fiscal year 2009.

Elements of Compensation

We allocate compensation among the following components for our named executive officers (other than our Chairman):

•	base salary;
•	annual incentive cash bonuses;
•	stock-based compensation in the form of stock options and restricted shares; and
•	other benefits

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the company. Base salaries are typically adjusted each year in connection with the executives’ performance evaluations to take into account competitive market data, individual performance and promotions or changed responsibilities. The Committee seeks to target base salary levels at the median of the market data. However, in individual cases, base salary levels may differ based upon the executive’s experience, individual performance and other considerations. During fiscal 2010, Messrs. Boehlke’s and Cox’ base salaries were increased by 2%. In connection with his promotion to Chief Operating Officer, Mr. Gershwind’s base salary was increased by 19.8%. Mr. Sandler’s base salary was not adjusted during fiscal 2010. Base salary levels generally remained at the median of the market data, with the exception of Mr. Gershwind, whose base salary was 33% below the median.

Annual Incentive Bonus Program

Our annual incentive cash bonus program has two components: a performance component based on achievement of earnings per share levels, and a discretionary component based on the Committee’s qualitative evaluation of individual performance and management achievement of strategic business initiatives. Key elements of the program are as follows:

•	achievement of threshold, target and maximum bonus awards for the performance component is based on achievement of diluted earnings per share levels;
•	threshold, target and maximum bonus award levels are set at dollar amounts based on competitive benchmarking;
•	up to 25% of an executive’s target bonus is subject to the Committee’s discretionary evaluation of qualitative factors, including individual performance and achievement of strategic business initiatives;
•	maximum bonus payout is 150% of target;

•	for the performance component, the threshold EPS level is set at 90% of target EPS with incremental dollar payouts for each penny of additional EPS between threshold and target EPS levels;
•	for achievement of EPS between target and maximum levels, each penny of additional EPS results in an incremental bonus payout;
•	in calculating diluted EPS for purposes of determining bonus payouts, the Committee exercises its discretion to adjust GAAP EPS to account for non-recurring and other similar items; and
•	the Committee retains discretion to adjust annual bonus payouts below the amounts correlating to EPS performance.

Fiscal 2010 Annual Incentive Awards for NEOs

For fiscal year 2010, the Committee established target payouts based upon the achievement of adjusted diluted earnings per share of $1.95. Threshold payouts were fixed at 25% of target assuming full payout of the discretionary component. At diluted EPS levels above 90% of target EPS, or $1.76, the bonus program provided for additional bonus payouts based on straight line interpolation, which means that for each additional penny of EPS between $1.76 and $1.95, the executive receives an amount equal to 3.95% of the target payout. Maximum payouts were fixed at 150% of target assuming full payout of the discretionary component and were based on achievement of EPS of $2.08. At EPS levels between $1.95 and $2.08, straight line interpolation was used to provide for additional payments of 3.85% of the target payout for each additional penny of EPS.

Each year, the Committee establishes the values of threshold, target and maximum award opportunities under the annual incentive bonus program. The values of these opportunities are based on comparative compensation data as discussed above under “Competitive Positioning.” Generally, target bonuses are established so that the executive’s target total cash compensation trends toward the median of the market data, with maximum bonuses intended to position the executive’s total cash compensation at approximately the 75th percentile of the market data. For threshold, target and maximum dollar amounts of incentive bonus award opportunities under our annual incentive bonus program for the named executive officers (other than our Chairman) in fiscal year 2010, please see the Fiscal Year 2010 Grants of Plan-Based Awards table beginning on page 49 of this proxy statement.

Given the economic uncertainty and lower visibility that continued for the first half of fiscal 2010, the Committee set the target EPS of $1.95 at a level which did not represent growth from fiscal 2009 EPS of $1.99. In addition, the lower EPS target was aligned with the company’s business strategy to make significant investment spending for new sales associates, eCommerce enhancements, planned capital expenditures and to restore certain benefits that were frozen in fiscal 2009. These initiatives were designed to position the company to capitalize on the effects of the economic downturn on the company’s competitors and to increase market share and grow revenue as the economy recovered. Payout levels were commensurately reduced to take into account that the EPS levels did not represent growth from the prior year. Accordingly, target and maximum payout levels were reduced 20% from the levels that otherwise would have applied.

In calculating diluted EPS for purposes of determining bonus payouts, the Committee exercises its discretion to adjust GAAP EPS to account for non-recurring and other similar items. The Committee excludes items which it determines are not related to the company’s ongoing operational performance so that non-recurring items do not interfere with the incentive purpose of the annual bonus program and to achieve comparability of the annual bonus program on a year-to-year basis. The Committee did not make any such adjustments for fiscal year 2010.

The Committee retains discretion to adjust annual bonus payouts below the amounts correlating to EPS performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in EPS. The Committee did not make any such adjustments for fiscal year 2010.

Based on adjusted diluted EPS of $2.37, the named executive officers were awarded annual incentive bonuses at the maximum payout level of 150% of target. For fiscal year 2010, the Committee determined to pay the full discretionary component equal to 25% of target.

As discussed above, target and maximum payout amounts under the annual incentive bonus plan were reduced 20% from the levels that otherwise would have applied given expectations of flat or negative EPS growth and the company’s strategy to ramp investment spending. Second half operating results far exceeded expectations and adjusted diluted EPS for fiscal 2010 was $2.37. As a result, the Committee determined to award supplemental bonuses for fiscal 2010 in addition to the maximum payouts made under the annual incentive bonus plan. The supplemental bonuses represented an increase of 8.3% of the executives’ annual incentive bonuses and 0.43% of the target payout for each additional penny of EPS.

Total bonus payouts for the named executive officers (other than the Chairman) for fiscal 2010, including the payout under the annual incentive bonus plan and the supplemental bonuses were as follows:

Name	Annual Incentive Bonus ($)	Supplemental Bonus ($)	Total ($)
David Sandler	997,823	83,152	1,080,975
Charles Boehlke	345,897	28,824	374,721
Thomas Cox	232,875	19,406	252,281
Erik Gershwind	300,000	25,000	325,000

For the named executive officers (other than the Chairman), the following chart shows the annual bonus payout levels (threshold, target, maximum and actual) as a percentage of target bonus for fiscal year 2010 based upon the achievement of adjusted diluted EPS and assuming payout of the discretionary component of 25% of target payout. The actual payout includes the supplemental bonus:

Annual Incentive Bonus Payout Levels

	Adjusted Diluted EPS		Bonus Payout (% Target)
Actual	$2.37	(1)	162.5%
Maximum	$2.08		150.0%
Target	$1.95	(2)	100.0%
Threshold	$1.76	(3)	25.0%

(1)	Includes supplemental bonus of 12.5% of target payout, representing 0.43% of the target payout for each penny of EPS above the maximum EPS level of $2.08.
(2)	The payout increases in linear progression with each penny increase in EPS above the target EPS of $1.95 until the maximum payout EPS level of $2.08 is achieved.
(3)	If threshold EPS of $1.76 was not exceeded, the executive does not receive any of the EPS component of the cash incentive award. Cash incentive awards increase in linear progression with each penny of EPS above the minimum until the target EPS of $1.95 is achieved.

For the discretionary component of the annual incentive bonus program, with the participation of senior management, the Committee establishes annual strategic business initiatives at the beginning of each fiscal year, which are aligned with the company’s five-year business plan. Achievement of these strategic initiatives is tracked regularly by management and management reports to our Board and the Committee on a quarterly basis. The Committee believes that this component of the annual incentive bonus program serves to focus management on the achievement of our long-term business strategies. For fiscal year 2010, strategic initiatives included the following:

•	developing a five-year strategic plan;
•	enhancements to our eCommerce platform;
•	build-outs to our private label brands;
•	improvements in inventory management; and
•	improvements in supply chain management.

The Committee also evaluates individual performance as part of the discretionary component of the annual incentive bonus program. The individual performance factors considered under the discretionary component of the annual incentive bonus program are the following:

•	the executive’s contribution to team achievement of strategic business initiatives in which he or she participates;
•	the executive’s level of responsibility;
•	the executive’s exhibited individual initiative; and
•	the executive’s effectiveness in managing his or her direct reports or staff members.

The Committee believes that bonuses awarded under our annual incentive bonus program appropriately reflected the company’s performance and appropriately rewarded the performance of the named executive officers.

Long-Term Stock-based Compensation

At its October 2009 and 2010 meetings, the Committee approved annual equity awards, including awards to the named executive officers and other executive officers and senior officers. As noted above, as a result of the restricted stock unit award granted to Mr. Sandler as part of the company’s CEO succession planning, Mr. Sandler no longer participates in the annual equity award program. The Committee’s practice is to grant awards annually at its October meeting at the time our Board reviews financial results for the prior fiscal year. The annual grants are made in respect of the prior fiscal year’s performance and are used by the Committee to achieve the desired total direct compensation for the prior fiscal year.

The Committee grants stock options and restricted shares under our 2005 Omnibus Equity Plan in order to provide competitive compensation, promote retention, and to align the interests of our executives with those of our shareholders. We believe that providing combined grants of stock options and restricted shares effectively focuses our executives on delivering long-term value to our shareholders. Stock options motivate our executives to increase shareowner value because the options only have value to the extent the price of MSC stock on the date of exercise exceeds the stock price on the date of grant, and thus compensation is realized only if the stock price increases over the term of the award. Restricted share awards reward and retain the executives by offering them the opportunity to receive MSC shares on the date the restrictions lapse so long as they continue to be employed by the company. The Committee does not have a policy on allocating between options and restricted stock awards, but seeks to balance the retentive value of restricted stock awards which have a more stable value as compared with options.

The Committee’s policy in recent years has been to provide for vesting in four equal increments on each of the first four anniversary dates of the date of grant for stock options with terms of seven or ten years. For grants of restricted stock, the Committee’s policy has been to provide for vesting in three increments, with 50% of the grant vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries. The Committee believes that, since these vesting periods are longer than vesting periods typically found among our competitors, this aspect of our equity compensation package promotes executive retention and management stability, and fosters focus on long-term growth aligned with building shareholder value.

In granting equity awards, the Committee takes into consideration the dilutive effect on earnings to all of our shareholders once the shares are issued or vested, and seeks to mitigate this effect by repurchasing shares from time to time under our stock buyback program. The Committee also evaluates and benchmarks its annual equity grants as a percentage of outstanding shares and the fully diluted overhang of outstanding equity awards plus shares available for grant. In its report to the Committee, F.W. Cook concluded that our annual share usage rates have been below the median rate of our peer companies and our fully diluted equity overhang is reasonable and also below the median of our peer companies.

As discussed below under “Change of Control Arrangements,” the vesting of outstanding stock options and the lapse of restrictions on restricted stock are accelerated upon a change of control of the company only in limited circumstances.

Grants During Fiscal Year 2010 (in Respect of Fiscal Year 2009 Performance)

The number of stock options and restricted shares granted to the named executive officers (other than our Chairman) in fiscal year 2010, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Fiscal Year 2010 Grants of Plan-Based Awards table beginning on page 49 of this proxy statement. These equity awards were granted in respect of fiscal year 2009 performance. Equity awards granted in October 2009 were based on overall company and individual performance of the named executive officers, and were intended to result in total direct compensation ranging between the median and 75th percentile of the market data.

Grants During Fiscal Year 2011 (in Respect of Fiscal Year 2010 Performance)

The number of stock options and restricted shares granted to the named executive officers (other than our Chairman) in fiscal year 2011, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Equity Awards Granted in the First Quarter of Fiscal Year 2011 table beginning on page 50 of this proxy statement. These equity awards were granted in respect of fiscal year 2010 performance. Equity awards granted in October 2010 were based on overall company and individual performance of the named executive officers, and were intended to result in total direct compensation trending towards the 75th percentile of the market data, with the following exceptions. In the case of David Sandler, our Chief Executive Officer, we granted Mr. Sandler a special restricted stock unit award as part of our CEO succession planning. As a result, Mr. Sandler no longer participates in our annual equity award program. The Equity Awards Granted in the First Quarter of Fiscal Year 2011 table shows the grant-date fair value of Mr. Sandler’s restricted stock unit award determined in accordance with FASB ASC Topic 718. In addition, as noted earlier, total direct compensation for Mr. Boehlke exceeded the 75th percentile of the market data by 24%, and total direct compensation for Mr. Gershwind was 26% below the 75th percentile of the market data.

Administration of Equity Award Grants

The Committee grants options with exercise prices set at the market price on the date of grant, based on the closing market price on the date of grant. Our current policy is that options and restricted share awards to executive officers and other senior officers are granted on an annual basis at the October meeting of the Committee, which occurs when our Board reviews annual financial results and when the Committee completes its annual compensation review process. The approval process specifies the individual receiving the grant, the number of shares subject to options and the dollar value of restricted shares, with the number of restricted shares to be determined based on the closing price of our shares on the date of grant. Grants for employees other than officers also are approved by the Committee and the Committee does not delegate authority for making grants to any member of management. Our current policy provides that off-cycle grants and promotion and new hire grants may be approved at regularly scheduled or special meetings. We do not time our equity award grants relative to the release of material non-public information.

Hedging Policy

Under our insider trading policy, short-selling, margin transactions, trading in exchange-traded options and engaging in hedging transactions such as prepaid variable forward contracts, are prohibited.

Stock Ownership Policy

We do not have any stock ownership requirements for our executives. We believe that the extended vesting provisions of our options and restricted stock awards for our executives properly align their interests with those of our shareholders, and encourage and incentivize long-term planning and strategic initiatives to enhance shareholder value.

Benefits

We provide our executives with certain health, insurance, travel and other perquisites. Our executives can participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of a participant’s contributions), our Associate Stock Purchase Plan and our health benefit and insurance programs on the same basis as all our employees. In March 2009, we suspended company matching contributions under our 401(k) plan. We restored company matching contributions in the third fiscal quarter of fiscal 2010. We provide our Chief Executive Officer with aircraft commutation and local housing benefits, and our Chairman with a personal assistant, in each case on a “grossed up” basis to reimburse the executive for income taxes on such benefits. See “Executive Compensation — Summary Compensation Table” beginning on page 47 of this proxy statement (and the perquisites table at footnote 6 thereto) for additional detail and quantification of these benefits. We also provide our executives with either a car allowance or a leased vehicle. Generally, our travel policies provide that executives travel coach class (domestic) and business class (international) on company business and pay the travel and related expenses of any family member that may accompany them.

We do not provide any other executive perquisites such as supplemental life insurance, financial planning, country club membership, or special health benefits.

Change of Control Arrangements

All of our named executive officers are parties to “change in control” severance arrangements, other than Mr. Boehlke whose employment agreement provides the same benefits, and Mr. Jacobson, who is not a party to any employment or change in control agreement. For a description of our executives’ change in control agreements and Mr. Boehlke’s employment agreement, see the section entitled “Executive Compensation —  Potential Payments Upon Termination or Change in Control” beginning on page 54 of this proxy statement.

We believe that such arrangements are important to promote the stability of our business and our key personnel during the transition period following a change in control transaction, and to keep our executives focused on the business rather than on their employment prospects. These arrangements serve to assure the retention of key executives in order to successfully execute a change of control transaction. To this end, the change of control benefits only are provided if the executive remains with the company through the change of control and is terminated or his duties are substantially changed, commonly referred to as a “double trigger.” See the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Employment and Change in Control Agreements” beginning on page 54 of this proxy statement. We do not have any other severance arrangements with our named executive officers, other than as provided in Mr. Sandler’s RSU Award discussed above under “CEO Succession Planning” and in respect of the operation of the acceleration features of our equity plans discussed below.

As discussed in more detail in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Equity Award Plans” beginning on page 56 of this proxy statement, since January 2006, all stock options and restricted stock awards have been made under the 2005 Omnibus Equity Plan. Under the 2005 Omnibus Equity Plan, in the event of a change in control transaction pursuant to a merger agreement, outstanding stock options and restricted stock awards shall be continued, assumed or substituted if so provided in the merger agreement. In the absence of a merger agreement which addresses the effects of a change of control, the vesting of outstanding options shall accelerate and the restrictions applicable to all restricted stock awards shall lapse and all such awards shall be settled at a change of control price, which is generally defined as the highest price paid in a tender offer or merger transaction. The Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted shares in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other employees in transactions which are not approved by our Board.

Executive Incentive Compensation Recoupment Policy

On October 13, 2009, the Committee recommended and our Board adopted an Executive Incentive Compensation Recoupment Policy. The policy covers all executive officers of the company, as well as the company’s corporate controller, and applies to incentive awards under our annual incentive compensation plan and equity awards under our equity plans, granted or awarded after the adoption of the Policy. The policy provides our Board with discretion to obtain recoupment of awards as follows:

•	in the event of a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”), the Board may recoup cash incentive bonuses and equity awards that were paid or that vested to the extent that the amount paid or that vested would have been lower if the financial results had been properly reported;

•	in the event of a Restatement where a covered officer engaged in misconduct that caused or partially caused the need for the Restatement, the Board may take any or all of the following actions with respect to such covered officer: (i) recoup all cash incentive bonuses and equity awards that were paid or that vested based upon the achievement of financial results that were subsequently reduced due to the Restatement, (ii) cancel outstanding equity awards, (iii) recoup any shares received from the vesting or exercise of equity awards, and (iv) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards;
•	in the event that following termination of employment, a covered officer breaches his or her non-competition, non-solicitation or non-disclosure covenants owed to the company, the Board may take any or all of the following actions with respect to such covered officer: (i) cancel outstanding equity awards, (ii) recoup any shares received from the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment, and (iii) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment.

The Board only may seek recoupment in cases of a Restatement if either the Restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated, or the Audit Committee of the Board shall have taken steps to consider a Restatement prior to the end of such 36 months and the Restatement occurs within 48 months of the publication of the audited financial statements.

In the event of a change in control, as defined in the company’s 2005 Omnibus Equity Plan, the company’s right to seek recoupment shall terminate.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer). We design our compensation programs to consider the effect of Section 162(m) together with the objectives of our compensation programs. We will pay non-deductible compensation when necessary to achieve our executive compensation objectives. Stock options granted under our equity compensation plans qualify as performance-based compensation for purposes of Section 162(m), but annual restricted share awards under such plans do not qualify as performance-based compensation, and are therefore subject to the $1 million limit on deductible compensation. Mr. Sandler’s RSU Award was structured to qualify as performance-based compensation. In addition, annual cash bonuses under our fiscal year 2010 annual cash incentive program did not qualify as performance-based compensation under Section 162(m), even though the awards were subject to performance criteria. As described in more detail in Proposal No. 2 on page 17 of this proxy statement, our Board has adopted, subject to shareholder approval, amendments to our 2005 Omnibus Equity Plan to permit the grant of cash incentive awards that qualify for the performance-based compensation exception to the $1 million limitation on deductible compensation. If Proposal No. 2 passes, we anticipate that annual incentive bonus awards granted in fiscal year 2011 and in subsequent years will qualify as performance-based compensation under Section 162(m) and, therefore, will not be subject to the $1 million limit on deductible compensation.

COMPENSATION RISK ASSESSMENT

The Compensation Committee of our Board engaged F.W. Cook to conduct a risk assessment of our incentive-based compensation plans and to assist the Compensation Committee in its compensation risk assessment. In its report to the Compensation Committee, F.W. Cook determined that our incentive plans are well-aligned with sound compensation design principles. Based on the Compensation Committee’s review and the F.W. Cook report, the Compensation Committee believes that our compensation programs do not encourage excessive or inappropriate risk-taking on the part of our associates, including our executive and senior officers. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

•	executive and senior officer pay mix balances fixed and variable cash compensation, cash and equity, and annual and longer-term incentive compensation;
•	our executive incentive bonus plan includes the following design features which the Compensation Committee believes properly incentivize senior management:
º	target bonuses generally do not exceed 100% of base salary;
º	maximum payouts are capped at 150% of target;
º	payout levels are calculated on a straight line interpolation basis between threshold and target levels and between target and maximum levels, rather than providing for significantly different payout levels based on small changes in operating results;
º	25% of the target bonus is subject to the Compensation Committee’s discretionary evaluation of qualitative factors, including individual performance and achievement of company strategic initiatives, which serves to focus management on longer-term initiatives;
º	75% of target awards and award levels above target are based on achievement of diluted earnings per share, which the Compensation Committee retains discretion to adjust to account for non-recurring and other similar items;
º	the Compensation Committee retains discretion to adjust bonus payouts below the payout levels correlating to performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in earnings per share performance and to award discretionary bonuses above the maximum payout levels to reward extraordinary performance;
•	annual non-management bonus plans for corporate, sales and other business functions allocate a lower percentage of variable cash compensation than for management with bonus awards based on subjective assessment of individual performance (except for sales commissions which generally do not exceed 30% of total cash compensation);
•	long-term equity awards constitute a significant portion of executives’ and senior officers’ compensation, thereby focusing such individuals on enhancing long-term shareholder value; and
•	equity awards for all employees provide vesting periods of four years for stock options and five years for restricted stock awards.

In addition to the design and mix of our compensation programs, to further align our executive officers’ interests with our shareholders and mitigate risk relating to our compensation programs, in 2009 the company adopted an Executive Incentive Compensation Recoupment Policy, which is discussed above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the following named executive officers for services rendered to the company during the fiscal years ended August 30, 2008, August 29, 2009 and August 28, 2010:

•	our President and Chief Executive Officer;
•	our Executive Vice President and Chief Financial Officer; and
•	the three other most highly compensated executive officers with respect to, and who were serving as executive officers at the end of, the 2010 fiscal year.

A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” preceding this discussion. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Mitchell Jacobson Chairman of the Board	2010	975,000	—	—	—	—	235,001	1,210,001
	2009	975,000	—	—	—	—	213,346	1,188,346
	2008	975,000	—	—	—	—	220,699	1,195,699
David Sandler President and Chief Executive Officer	2010	740,000	83,152	749,962	1,773,080	997,823	459,635	4,803,652
	2009	740,000	—	608,968	1,507,500	—	424,208	3,280,676
	2008	722,750	—	608,989	1,986,000	706,215	475,367	4,499,321
Charles Boehlke Executive Vice President and Chief Financial Officer	2010	468,643	28,824	365,993	472,821	345,897	2,867	1,685,045
	2009	462,594	—	365,967	402,000	—	13,046	1,243,607
	2008	457,359	—	366,010	529,600	244,810	7,180	1,604,959
Thomas Cox Executive Vice President, Sales	2010	321,622	19,406	259,985	472,821	232,875	16,116	1,322,825
	2009	317,818	—	259,980	402,000	—	24,420	1,004,218
	2008	312,613	—	259,997	529,600	164,819	21,596	1,288,625
Erik Gershwind Executive Vice President, Chief Operating Officer	2010	289,428	25,000	140,991	236,411	300,000	2,341	994,171
	2009	254,404	—	124,984	180,900	—	3,961	564,249
	2008	245,865	—	125,009	238,320	112,956	7,075	729,225

(1)	The amounts shown in this column reflect the executive’s actual base salary, including amounts deferred under our 401(k) plan.
(2)	On October 19, 2010, the Compensation Committee awarded bonuses for fiscal year 2010 performance in addition to the payouts made under the company’s 2010 annual incentive bonus plan. The Compensation Committee determined that the maximum payout levels under the 2010 plan did not appropriately account for a range of earnings per share performance in excess of the target performance level.
(3)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2010, 2009 and 2008, calculated in accordance with FASB ASC Topic 718. This valuation method values restricted stock granted during the indicated year, based on the fair market value of our common stock (the closing price as reported on the New York Stock Exchange) on the date of grant. The full grant-date fair value of restricted stock granted in the first quarter of fiscal year 2011 (with respect to fiscal year 2010 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2011 table beginning on page 50 of this proxy statement.
(4)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2010, 2009 and 2008, calculated in accordance with FASB ASC Topic 718. The full grant-date fair value of stock options granted in the first quarter of fiscal year 2011 (with respect to fiscal year 2010 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2011 table beginning on page 50 of this proxy statement. For information regarding assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2010, 2009 and 2008, please refer to Note 10 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 28, 2010.
(5)	No annual cash incentive awards were paid for fiscal year 2009 performance. The amounts shown in this column for fiscal years 2010 and 2008 reflect amounts earned in those years pursuant to our annual cash incentive awards program for our named executive officers. For more information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2010 Executive Compensation — Annual Incentive Bonus Program” beginning on page 39 of this proxy statement.
(6)	The following table provides a breakdown of the compensation included in the “All Other Compensation” column for fiscal year 2010:

Name	Housing and Travel ($)(1)	Personal Use of Company Aircraft ($)(2)	Administrative Assistant ($)(3)	Auto Allowance ($)	401(k) Match ($)	Group Term Life Insurance ($)	Tax Gross-Ups ($)(4)	Total ($)
Mitchell Jacobson	—	—	127,841	—	—	774	106,386	235,001
David Sandler	47,526	346,684	—	15,909	501	414	48,601	459,635
Charles Boehlke	—	—	—	—	2,453	414	—	2,867
Thomas Cox	—	—	—	13,800	1,952	364	—	16,116
Erik Gershwind	—	—	—	—	2,179	162	—	2,341

(1)	The amount in this column includes a housing allowance of $41,526 for an apartment for Mr. Sandler’s use and a travel allowance of $6,000.
(2)	The amount in this column represents personal use for commutation trips of an aircraft in which we have an interest, reflecting the company’s total incremental cost of such use. We use a methodology to determine incremental costs based on aircraft fuel, landing and parking services, crew travel expenses and other expenses.
(3)	In fiscal year 2010, we provided Mr. Jacobson with access to an employee of the company to serve as Mr. Jacobson’s personal administrative assistant. The amount in this column reflects our payroll and fringe benefit cost for this assistant.
(4)	The amount in this column for Mr. Sandler reflects tax gross-ups made to reimburse Mr. Sandler for income taxes paid in fiscal year 2010 in respect of the compensation attributed to him for personal use of the aircraft of $9,051, and travel reimbursement and use of his Melville, New York apartment of $39,550. The amount in this column for Mr. Jacobson reflects tax gross-up payments made to reimburse Mr. Jacobson for the income taxes paid in respect of the compensation attributed to him for the use of the personal administrative assistant.

Fiscal Year 2010 Grants of Plan-Based Awards

The following table shows the stock options and the restricted stock awards granted to our named executive officers in fiscal year 2010 (with respect to fiscal year 2009 performance) and the estimated possible payouts under the cash incentive awards granted to our named executive officers in respect of fiscal year 2010 performance. Mr. Jacobson did not receive any grants of plan-based awards in fiscal year 2010.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Option (#)(3)	Exercise or Base of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
David Sandler	—	166,304	665,215	997,823	—	—	—	—
	10/13/2009	—	—	—	16,979	—	—	749,962
	10/13/2009	—	—	—	—	141,960	44.17	1,773,080
Charles Boehlke	—	57,650	230,598	345,897	—	—	—	—
	10/13/2009	—	—	—	8,286	—	—	365,993
	10/13/2009	—	—	—	—	37,856	44.17	472,821
Thomas Cox	—	38,813	155,250	232,875	—	—	—	—
	10/13/2009	—	—	—	5,886	—	—	259,985
	10/13/2009	—	—	—	—	37,856	44.17	472,821
Erik Gershwind	—	50,000	200,000	300,000	—	—	—	—
	10/13/2009	—	—	—	3,192	—	—	140,991
	10/13/2009	—	—	—	—	18,928	44.17	236,411

(1)	These columns reflect the potential threshold, target and maximum annual cash incentive compensation payable to such named executive officer in respect of fiscal year 2010. Amounts actually earned in fiscal year 2010 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2010 Executive Compensation — Annual Incentive Bonus Program” beginning on page 39 of this proxy statement.
(2)	This column reflects restricted stock awards granted in fiscal year 2010 (with respect to fiscal year 2009 performance) pursuant to our 2005 Omnibus Equity Plan. These awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The restricted stock granted to our named executive officers has no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2010 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 42 of this proxy statement. For the restricted stock awards granted to our named executive officers with respect to fiscal year 2010 performance (although made in fiscal year 2011) see the Equity Awards Granted in the First Quarter of Fiscal Year 2011 table below.
(3)	This column reflects stock option awards granted in fiscal year 2010 (with respect to fiscal year 2009 performance) pursuant to our 2005 Omnibus Equity Plan. The stock options granted to our named executive officers in fiscal year 2010 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2010 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 42 of this proxy statement. For the stock options granted to our named executive officers with respect to fiscal year 2010 performance (although made in fiscal year 2011) see the Equity Awards Granted in the First Quarter of Fiscal Year 2011 table below.

(4)	Awards were issued with an exercise price equal to the fair market value on the grant date, which we determined based on the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the day of the grant.
(5)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts represent the full grant date fair value of awards as calculated in accordance with FASB ASC Topic 718. The grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. For restricted stock awards, fair value is the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the day of the grant, October 13, 2009, which was $44.17. The fair values shown for stock options are accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 10 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 28, 2010.

Dividends declared from time to time on our outstanding shares of Class A common stock are paid on our restricted stock awards, including the portion on which the restrictions have not lapsed, since the shares are outstanding. The quarterly dividend rate for the first three quarters in fiscal year 2010 was $0.20 per share and for the fourth quarter in fiscal year 2010 was $0.22 per share.

Equity Awards Granted in the First Quarter of Fiscal Year 2011

On October 19, 2010, we granted stock options and restricted stock to all of our named executive officers, other than Mr. Jacobson and Mr. Sandler, with respect to fiscal year 2010 performance. In addition, we granted Mr. Sandler an award of restricted stock units, which are subject to both service and performance based vesting requirements. These awards, which are not listed in the above tables, are as follows:

Name	Number of Stock Options Granted (#)(1)	Value of Stock Options Granted ($)(2)	Number of Restricted Shares/Restricted Stock Units Granted (#)		Value of Restricted Shares or Restricted Stock Units Granted ($)(3)
David Sandler	—	—	183,418	(4)	9,999,949
Charles Boehlke	32,743	472,809	6,713	(5)	365,993
Thomas Cox	32,743	472,809	4,768	(5)	259,951
Erik Gershwind	32,743	472,809	4,768	(5)	259,951

(1)	This column reflects stock option awards granted in the first quarter of fiscal year 2011 (with respect to fiscal year 2010 performance) pursuant to our 2005 Omnibus Equity Plan. The stock options granted to our named executive officers in fiscal year 2011 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2010 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 42 of this proxy statement.
(2)	The stock options granted were valued at $14.44 per share in accordance with FASB ASC Topic 718.
(3)	These values are based upon the grant date fair value of $54.52 per share, which was the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on that date, in accordance with FASB ASC Topic 718. In the case of Mr. Sandler’s award, the amount assumes satisfaction of the performance condition discussed in note (4) below.
(4)	Reflects a restricted stock unit award granted to Mr. Sandler as part of the company’s long-term succession planning, as well as to retain and incentivize Mr. Sandler to provide succession services. The restricted stock award vests in two installments, contingent on the company having at least $125 million of net income during either fiscal 2011 or fiscal 2012 and Mr. Sandler satisfying certain service conditions. Assuming satisfaction of the performance condition, two-thirds of the award will vest if Mr. Sandler continues to serve as our Chief Executive Officer through December 31, 2012, as such date may be accelerated or extended by the Board, provided that such date may not be extended beyond December 31, 2013, which date, as it may be accelerated or extended, we refer to as the succession date.

In addition, vesting is conditioned on Mr. Sandler serving as Vice Chairman of the Board for a period of two years commencing on the succession date and serving as interim Chief Executive Officer at the request of the Board at any time during the two-year period commencing on the succession date in the event that Mr. Sandler’s successor is no longer serving as Chief Executive Officer for any reason. Assuming satisfaction of the performance condition, the remaining one-third of the award will vest if Mr. Sandler satisfies the aforementioned service conditions and continues to serve as Vice Chairman of the Board for an additional period of two years. In the event of a change in control of the company, the performance condition shall be waived and the award will settle in cash and vest upon the earlier of the satisfaction of the service conditions or the termination of Mr. Sandler without cause or the termination by Mr. Sandler of his employment due to a change in the circumstances of employment (as such terms are defined in Mr. Sandler’s change in control agreement discussed in more detail below in the section entitled “Potential Payments Upon Termination or Change in Control — Employment and Change in Control Agreements”).
(5)	These amounts represent restricted stock awards granted in the first quarter of fiscal year 2011 (with respect to fiscal year 2010 performance) pursuant to our 2005 Omnibus Equity Plan. These awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The restricted stock granted to our named executive officers has no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2010 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 42 of this proxy statement.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The following table shows the amount of outstanding stock option and restricted stock awards previously granted and held by the named executive officers as of August 28, 2010.

The market value of the stock awards is based on the closing price of a share of our Class A common stock as of August 27, 2010, the last business day of our 2010 fiscal year, which was $46.09.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Mitchell Jacobson	40,925	—		14.50	9/20/2011	—		—
David Sandler	97,500	32,500	(1)	42.78	10/15/2013	—		—
	75,000	75,000	(2)	48.21	10/17/2014	—		—
	—	112,500	(3)	38.07	10/15/2015	—		—
	—	141,960	(4)	44.17	10/12/2016	—		—
	—	—		—	—	1,625	(5)	74,896
	—	—		—	—	2,882	(6)	132,831
	—	—		—	—	6,838	(7)	315,163
	—	—		—	—	12,632	(8)	582,209
	—	—		—	—	15,996	(9)	737,256
	—	—		—	—	16,979	(10)	782,562
Charles Boehlke	31,500	10,500	(1)	42.78	10/15/2013	—		—
	20,000	20,000	(2)	48.21	10/17/2014	—		—
	10,000	30,000	(3)	38.07	10/15/2015	—		—
	—	37,856	(4)	44.17	10/12/2016	—		—
	—	—		—	—	910	(5)	41,942
	—	—		—	—	1,972	(6)	90,889
	—	—		—	—	4,114	(7)	189,614
	—	—		—	—	7,592	(8)	349,915
	—	—		—	—	9,613	(9)	443,063
	—	—		—	—	8,286	(10)	381,902
Thomas Cox	25,000	—		37.45	10/20/2012	—		—
	30,000	10,000	(1)	42.78	10/15/2013	—		—
	20,000	20,000	(2)	48.21	10/17/2014	—		—
	10,000	30,000	(3)	38.07	10/15/2015	—		—
	—	37,856	(4)	44.17	10/12/2016	—		—
	—	—		—	—	430	(5)	19,819
	—	—		—	—	963	(6)	44,385
	—	—		—	—	2,922	(7)	134,675
	—	—		—	—	5,393	(8)	248,563
	—	—		—	—	6,829	(9)	314,749
	—	—		—	—	5,886	(10)	271,286

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Erik Gershwind	10,000	—		14.50	09/20/2011	—		—
	8,500	—		23.41	10/19/2013	—		—
	13,500	—		37.45	10/20/2012	—		—
	15,000	5,000	(1)	42.78	10/15/2013	—		—
	9,000	9,000	(2)	48.21	10/17/2014	—		—
	4,500	13,500	(3)	38.07	10/15/2015	—		—
	—	18,928	(4)	44.17	10/12/2016	—		—
	—	—		—	—	671	(6)	30,926
	—	—		—	—	1,403	(7)	64,664
	—	—		—	—	2,593	(8)	119,511
	—	—		—	—	3,283	(9)	151,313
	—	—		—	—	3,192	(10)	147,119

(1)	The remaining stock options shall became exercisable on October 16, 2010.
(2)	One-quarter of these stock options became exercisable on each of October 18, 2008, October 18, 2009 and October 18, 2010. Another one-quarter of these stock options shall become exercisable on October 18, 2011.
(3)	One-quarter of these stock options became exercisable on each of October 16, 2009 and October 16, 2010. Another one-quarter of these stock options shall become exercisable on each of October 16, 2011 and October 16, 2012.
(4)	One-quarter of these stock options became exercisable on October 13, 2010. Another one-quarter of these stock options shall become exercisable on each of October 13, 2011, October 13, 2012 and October 13, 2013.
(5)	The restrictions on these shares shall lapse on January 6, 2011.
(6)	The restrictions on these shares shall lapse on January 10, 2011.
(7)	The restrictions on one-half of these shares lapsed on October 16, 2010. The restrictions on the remaining one-half of these shares shall lapse on October 16, 2011.
(8)	The restrictions on one-half of these shares lapsed on October 18, 2010. The restrictions on the remaining one-half of these shares shall lapse ratably on each of October 18, 2011 and October 18, 2012.
(9)	The restrictions on one-half of these shares shall lapse on October 16, 2011. The restrictions on the remaining shares shall lapse ratably on each of October 16, 2012 and October 16, 2013.
(10)	The restrictions on one-half of these shares shall lapse on October 13, 2012. The restrictions on the remaining shares shall lapse ratably on each of October 13, 2013 and October 13, 2014.

Fiscal Year 2010 Option Exercises and Stock Vested

The following table shows (i) the number of shares of our Class A common stock acquired upon the exercise of stock options by the named executive officers in fiscal year 2010, (ii) the number of shares of restricted stock held by the named executive officers which vested in fiscal year 2010, and (iii) the value realized upon the exercise of such stock options and the vesting of such shares, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mitchell Jacobson	84,705	3,108,997	—	—
David Sandler	122,196	2,309,047	14,717	686,046
Charles Boehlke	111,500	2,131,900	9,304	433,913
Thomas Cox	45,000	1,050,983	5,415	251,366
Erik Gershwind	21,000	607,315	2,713	125,731

(1)	The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not receive any compensation in the form of pension benefits or nonqualified deferred compensation.

Potential Payments Upon Termination or Change of Control

Employment and Change in Control Agreements

We have entered into a written employment agreement with Mr. Boehlke and a written change in control agreement with each of the other named executive officers, other than Mr. Jacobson. The terms of these agreements are outlined below. In addition to these agreements, each of the named executive officers, other than Mr. Jacobson, executed a confidentiality, non-solicitation and non-competition agreement under which each executive agreed not to use or disclose any confidential information relating to the company during the executive’s employment and after termination. Each executive also agreed not to compete with the company or to solicit any employees of the company during his or her employment and for two years following termination of his or her employment. All payments under the change in control arrangements are contingent on the executives complying with the foregoing obligations.

Under the terms of our executives’ change in control agreements, and under Mr. Boehlke’s employment agreement, “cause” is generally defined to include (i) the commission by the executive of a felony or a crime of moral turpitude, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other breaches of fiduciary duties owed to the company and (iii) reporting to work or working under the influence of an intoxicant or a controlled substance which renders the executive incapable of performing his or her duties to the satisfaction of the company.

In addition, a change in control of the company will be deemed to have occurred under our executives’ change in control agreements, and under Mr. Boehlke’s employment agreement, if (i) any person or group of persons other than Mr. Jacobson, Ms. Gershwind, a member of the Jacobson or Gershwind families or any related trust or affiliate acquires ownership of more than 50% of the combined equity or voting power of the company; (ii) a majority of the members of our Board are replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our Board prior to such appointment or election; or (iii) there is a change in the ownership of a substantial portion of the company’s assets, excluding certain transfers to shareholders and affiliates.

David Sandler

David Sandler and the company are parties to a change in control agreement, which was amended and restated on October 19, 2010.

The agreement provides that if within two years after the occurrence of a change in control, (a) we terminate Mr. Sandler’s employment other than for cause or (b) Mr. Sandler resigns following a material reduction in his duties or reporting responsibilities, annual base salary, status or working conditions, then we shall pay Mr. Sandler a lump sum payment equal to (i) three times his annual base salary in effect immediately before such termination or change in circumstances, plus (ii) three times the largest annual cash incentive award paid to or accrued for Mr. Sandler during the three years preceding the termination. As a condition to receiving this severance payment, Mr. Sandler must execute a general release in favor of the company.

The October 19, 2010 amended agreement effected a number of changes in Mr. Sandler’s change in control severance arrangement. Among the changes made are: (i) a lump sum payment of $1.2 million previously payable in the event of a change in control was eliminated; (ii) the severance payment due following a termination without cause or a termination by Mr. Sandler due to a change in the circumstances of employment was reduced from five times to three times base salary and annual bonus; (iii) the period following a change in control within which a termination of employment must occur in order to entitle Mr. Sandler to a severance payment was reduced from five years to two years; (iv) severance benefits will no longer be grossed up as previously provided, but rather will be subject to reduction to the extent that the after-tax payments to Mr. Sandler would be increased; and (v) the agreement will now terminate on the succession date provided under Mr. Sandler’s RSU Award, which we discuss in “Compensation Discussion and Analysis — CEO Succession Planning.”

In addition, under Mr. Sandler’s RSU Award, in the event of a change in control of the company, the performance condition shall be waived and the award will settle in cash and vest upon the earlier of the satisfaction of the service conditions or the termination of Mr. Sandler without cause or the termination by Mr. Sandler of his employment due to a change in the circumstances of employment (as such terms are defined in Mr. Sandler’s amended change in control agreement).

Charles Boehlke

Charles Boehlke and the company are parties to an employment agreement. The initial term of the change in control and related provisions in the agreement expired in December 2008 and was renewed for an additional three-year term expiring in December 2011. Thereafter, the term automatically renews for successive three-year terms unless terminated by us, in our sole discretion, upon notification to Mr. Boehlke at least eighteen months prior to the end of the then current term. Mr. Boehlke’s change in control agreement will renew automatically for a new three-year term in December 2011.

Mr. Boehlke’s employment agreement provides that in the event that his employment is terminated, other than for cause (assuming no change in control as discussed below), Mr. Boehlke shall be entitled to a severance payment in an amount equal to the highest annual base salary he received during his employment with the company and will receive an automobile allowance and healthcare coverage benefits for one year following such termination. We will also retain Mr. Boehlke as a financial consultant for one year from the date of his termination at a rate of $2,500 per annum. All unexercised equity awards held by Mr. Boehlke which have vested shall expire thirty days after the termination of such consultancy in accordance with the terms of the applicable equity plan.

In the event that Mr. Boehlke’s employment is terminated for cause, Mr. Boehlke only shall be entitled to receive any accrued and unpaid base compensation through the date of termination.

The agreement further provides that if within two years after the occurrence of a change in control of the company (as defined in the agreement), (a) we terminate Mr. Boehlke’s employment other than for cause or (b) Mr. Boehlke terminates his employment following a material reduction in his duties or reporting responsibilities, annual base salary, status or working conditions, then we shall pay Mr. Boehlke a payment equal to (i) two times his annual base salary in effect immediately before such termination, plus (ii) two times his targeted cash incentive award in effect immediately prior to the termination or change in circumstances, plus (iii) the pro rata portion of his targeted cash incentive award in effect immediately prior to the termination or change in circumstances. As a condition to receiving his severance payment, Mr. Boehlke must execute a general release in favor of the company.

The company has agreed to indemnify Mr. Boehlke on an after-tax (grossed up) basis against certain excise taxes that may arise from such payments being classified as “excess parachute payments” under Section 280G of the Code.

In addition, if Mr. Boehlke’s employment is terminated after the occurrence of a change in control as described above, we shall provide Mr. Boehlke with outplacement services for up to six months and healthcare coverage, if elected by Mr. Boehlke, for up to eighteen months. Mr. Boehlke shall continue to receive, at our expense, the automobile allowance provided under his employment agreement for the lesser of two years and the remainder of the automobile lease in effect following the termination of his employment.

Thomas Cox and Erik Gershwind

Each of Thomas Cox and Erik Gershwind has a change of control agreement with the company. The initial term of each agreement expired in December 2008 and was renewed for an additional three-year term expiring in December 2011. Thereafter, the term automatically renews for successive three-year terms unless terminated by us, in our sole discretion, upon notification to the executive at least eighteen months prior to the end of the then current term. The change of control agreements for each of Mr. Cox and Mr. Gershwind will renew automatically for a new three-year term in December 2011.

Each agreement provides that if within two years after the occurrence of a change in control of the company (as defined in the respective agreements), (a) we terminate the executive’s employment other than for cause or (b) the executive terminates his or her employment following a material reduction in his or her duties or reporting responsibilities, annual base salary, status or working conditions, then we shall pay the executive a payment equal to (i) two times the executive’s annual base salary in effect immediately before such termination, plus (ii) two times the executive’s targeted cash incentive award in effect immediately prior to the termination or change in circumstances, plus (iii) the pro rata portion of the executive’s targeted cash incentive award in effect immediately prior to the termination or change in circumstances. As a condition to receiving his severance payment, the executive must execute a general release in favor of the company.

We have agreed to indemnify each of Mr. Cox and Mr. Gershwind on an after-tax (grossed up) basis against certain excise taxes that may arise from such payments being classified as “excess parachute payments” under Section 280G of the Code.

In addition, if the executive’s employment is terminated after the occurrence of a change in control as described above, we shall provide the executive with outplacement services for up to six months and healthcare coverage, if elected by the executive, for up to eighteen months. The executive shall continue to receive, at our expense, the automobile allowance provided under his change of control agreement for the lesser of two years and the remainder of the automobile lease in effect following the termination of his or her employment.

Equity Award Plans

The number of unvested equity awards held by each named executive officer as of August 28, 2010 is listed above in the Outstanding Equity Awards at 2010 Fiscal Year-End table. The outstanding equity awards at the end of fiscal year 2010 were granted to the named executive officers under our 1995 Restricted Stock Plan, 2001 Stock Option Plan and 2005 Omnibus Equity Plan. All of the equity plans provide certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the company. The terms of these benefits are described below. We will not grant any future awards under the 1995 Restricted Stock Plan or 2001 Stock Option Plan, although we will deliver shares upon the exercise of stock options or the vesting of restricted shares already granted under such plans.

In connection with their long-term incentive awards, the named executive officers are required to sign an agreement containing confidentiality and non-competition provisions designed to protect the company’s confidential and proprietary information and to preserve the company’s competitive advantages.

1995 Restricted Stock Plan

Pursuant to our 1995 Restricted Stock Plan, in the event that the employment of a named executive officer is terminated by reason of death, disability, retirement, or is otherwise terminated without cause, the restrictions on outstanding restricted stock lapse and the shares become fully vested. In the event of a change in control, the restrictions on outstanding restricted stock held by the named executive officers lapse, and all such shares shall become fully vested and transferable.

Under our 1995 Restricted Stock Plan, a change in control will be deemed to have occurred if (i) any person or group is or becomes the beneficial owner of more than 50% of the combined voting power of the company, (ii) individuals who constitute a majority of the members of our Board at any time, along with any persons nominated by a majority of the members of our Board, cease to be a majority of the directors, (iii) the shareholders approve certain mergers or consolidations of the company or (iv) the shareholders approve a plan of liquidation or a plan to dispose of all or substantially all of the company’s assets.

2001 Stock Option Plan

Pursuant to our 2001 Stock Option Plan, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter. An employee will be deemed to have retired if his or her employment is terminated without cause, death or disability, on or after age 65, provided the employee has a total of five years of service with the company. Notwithstanding the foregoing, the 2001 Stock Option Plan provides that all of an employee’s unvested stock options will become immediately exercisable upon the employee’s 62nd birthday.

In the event of a change in control, the vesting of all outstanding and unvested stock options held by the named executive officers accelerates and becomes immediately exercisable. Under our 2001 Stock Option Plan, a change in control will be deemed to have occurred if (i) any person or group is or becomes the beneficial owner of more than 50% of the combined voting power of the company, (ii) individuals who constitute a majority of the members of our Board at any time, along with any persons nominated by a majority of the members of our Board, cease to be a majority of the directors, (iii) the shareholders approve certain mergers or consolidations of the company or (iv) the shareholders approve a plan of liquidation or a plan to dispose of all or substantially all of the company’s assets.

2005 Omnibus Equity Plan

Pursuant to our 2005 Omnibus Equity Plan, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. An employee will be deemed to have retired if his or her employment is terminated without cause, death or disability, on or after age 65, provided the employee has a total of five years of service with the company.

In the event of a change in control, the vesting of all outstanding and unvested stock options held by each named executive officer will accelerate and become immediately exercisable, the restrictions applicable to all outstanding shares of restricted stock held by the named executive officer will lapse, and all shares of restricted stock shall become fully vested and transferable. However, the vesting of such awards will not accelerate if the agreement that effects the change in control provides for the assumption or substitution of such awards, the continuation of the awards (if the company is the surviving company), or a specified cash payment in exchange for such awards. A change in control of the company will be deemed to have occurred for purposes of the 2005 Omnibus Equity Plan in the same circumstances as described above under the section entitled “Employment and Change in Control Agreements.”

Potential Payments Upon Termination or Change in Control Table
as of August 27, 2010

The following table reflects the estimated amounts payable to each of the named executive officers (other than Mr. Jacobson) upon the termination of his employment under certain circumstances or upon a change in control. These estimates assume that the termination of employment or change in control was effective as of August 27, 2010, the last business day of our 2010 fiscal year, and that the price per share of our common stock on that date was $46.09. The actual amounts payable can only be calculated at the time of the event. Mr. Jacobson was not eligible for any benefits or other compensation upon the termination of his employment or upon a change in control. None of the named executive officers was eligible for retirement under the terms of our equity grant agreements as of August 28, 2010.

Name and Benefits	Involuntary Termination Without Cause ($)(1)	Change In Control ($)(2)	Change in Control and Termination ($)(3)(4)	Death or Disability ($)(5)
David Sandler(6)
Severance	—	—	5,462,925	—
Accelerated Vesting of Stock Options	—	3,244,474	3,244,474	1,282,388
Accelerated Vesting of Restricted Stock	—	2,949,134	2,949,134	2,624,918
Accelerated Vesting of Restricted Stock Unit Award	—	—	9,999,949	9,999,949
Total	—	6,193,608	21,656,482	13,907,255
Charles Boehlke
Severance	471,846	—	1,404,888	—
Auto Allowance	11,734	—	44,001	—
Outplacement Services	—	—	30,000	—
Medical Benefits	7,552	—	11,328	—
Financial Consulting Fee	2,500	—	—	—
Accelerated Vesting of Stock Options	—	882,005	882,005	348,039
Accelerated Vesting of Restricted Stock	—	1,682,367	1,682,367	1,497,326
Total	493,632	2,564,372	4,054,589	1,845,365
Thomas Cox
Severance	—	—	961,351	—
Auto Allowance	—	—	43,846	—
Outplacement Services	—	—	30,000	—
Medical Benefits	—	—	26,771	—
Accelerated Vesting of Stock Options	—	877,420	877,420	346,384
Accelerated Vesting of Restricted Stock	—	1,162,355	1,162,355	1,033,476
Total	—	2,039,775	3,101,743	1,379,860
Erik Gershwind
Severance	—	—	1,014,000	—
Auto Allowance	—	—	14,400	—
Outplacement Services	—	—	30,000	—
Medical Benefits	—	—	34,010	—
Accelerated Vesting of Stock Options	—	414,150	414,150	161,162
Accelerated Vesting of Restricted Stock	—	578,827	578,827	513,535
Total	—	992,977	2,085,387	674,697

(1)	The amounts in this column reflect estimated amounts payable upon the involuntary termination of employment of Mr. Boehlke without cause, in accordance with the terms of Mr. Boehlke’s employment agreement.

(2)	The estimated values of the accelerated stock options and restricted stock listed in this column for each of the named executive officers, in accordance with the terms of our equity incentive plans, are based on the highest reported sales price of a share of our Class A common stock during the 60 days prior to, and including, August 27, 2010, which was $51.95, as quoted on the New York Stock Exchange on July 1, 2010 for grants made pursuant to our 2005 Omnibus Equity Plan and based on the closing price on August 27, 2010, which was $46.09, for grants made pursuant to our prior equity incentive plans.
(3)	Each of the named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each executive agreed not to use or disclose any confidential information relating to the company during the executive’s employment and after termination. Each executive also agreed not to compete with the company or to solicit any employees of the company during his or her employment and for two years following termination of his or her employment. All payments under the change in control arrangements are contingent on the executives complying with the foregoing obligations and executing a general release in favor of the company.
(4)	The amounts in this column reflect estimated amounts payable upon the occurrence of (i) a change of control of the company and (ii) the termination of employment of the named executive officers within a certain period following such change in control, (a) by the company, without cause or (b) by the officer, following a change of such officer’s circumstances at the company. The estimated values of the accelerated stock options and restricted stock listed in this column for each of the named executive officers, in accordance with the terms of our equity incentive plans are based on the highest reported sales price of a share of our Class A common stock during the 60 days prior to, and including, August 27, 2010, which was $51.95, as quoted on the New York Stock Exchange on July 1, 2010 for grants made pursuant to our 2005 Omnibus Equity Plan and based on the closing price on August 27, 2010, which was $46.09, for grants made pursuant to our prior equity incentive plans.
(5)	The amounts in this column reflects estimated amounts payable upon the death or disability of a named executive officer under the terms of our equity incentive plans. The estimated values of the accelerated stock options and restricted stock listed in this column are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 27, 2010, which was $46.09. The amount reported for Mr. Sandler assumes satisfaction of the performance condition of his RSU Award. The RSU Award will vest on the date the Compensation Committee determines that the performance condition has been satisfied. If the performance condition is not satisfied, the RSU Award will terminate.
(6)	The amounts reported for Mr. Sandler with respect to severance reflect amounts payable in connection with his change in control agreement, as it was amended on October 19, 2010. All amounts reported are determined as if the triggering event occurred on August 27, 2010, the last business day of our 2010 fiscal year, except amounts reported with respect to his October 19, 2010 award of restricted stock units, which is reported as if the triggering event occurred on October 19, 2010, the date of grant.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-employee directors. The committee’s policy is to engage a compensation consultant every year to conduct a full review and benchmarking of the non-employee directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. In fiscal year 2010, the committee engaged F.W. Cook as its compensation consultant.

The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to align the interests of our Board with the long-term interests of our shareholders. The compensation program is also designed to recognize the time commitment, expertise and potential liability required of active Board membership. We compensate our non-employee directors with a mix of cash and equity-based compensation. Directors who are also employees of the company do not receive any compensation for their service on our Board.

For the fiscal year ended August 28, 2010, we paid each non-employee director the following compensation:

•	a retainer per director for service on our Board of $42,000 per year;
•	a fee for attendance at a Board meeting of $2,000 per meeting;
•	a fee for attendance at a committee meeting of $1,700 per meeting;
•	an additional retainer for the chairman of each of the Compensation and Nominating and Corporate Governance Committees of $5,000 per year;
•	an additional retainer for the chairman of the Audit Committee of $8,750 (representing a rate of $5,000 per year for the first quarter of fiscal 2010 and $10,000 per year for the last three quarters of fiscal 2010); and
•	an annual grant of restricted shares of our Class A common stock consisting of such number of shares having an aggregate fair market value of $80,000 on the date of grant to each director upon his or her election or reelection to our Board; 50% of these shares vest on the first anniversary of the date of grant and 50% vest on the second anniversary of the date of grant.

Pursuant to our 2005 Omnibus Equity Plan, in the event that a director ceases to provide services to the company by virtue of his or her death, disability or retirement (which means cessation of services with approval of the Board), all unvested stock options held by the director become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. In addition, in the event of a change in control of the company, the vesting of all outstanding and unvested stock options held by each director will accelerate and become immediately exercisable, the restrictions applicable to all outstanding shares of restricted stock held by the director will lapse, and all shares of restricted stock shall become fully vested and transferable. However, the vesting of such awards will not accelerate if the agreement that effects the change in control provides for the assumption or substitution of such awards, the continuation of the awards (if the company is the surviving company), or a specified cash payment in exchange for such awards. A change in control of the company will be deemed to have occurred for purposes of the 2005 Omnibus Equity Plan in the same circumstances as described above under the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Employment and Change in Control Agreements.”

Director compensation is paid quarterly in arrears. The cash compensation of directors who serve less than a full quarter is pro-rated for the number of days actually served. Directors who are appointed between annual shareholder meetings receive a pro-rated equity award upon appointment to our Board. In addition, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending in-person board or committee meetings and for fees incurred in attending continuing education courses for directors that are approved in advance by the company.

The following table presents the compensation paid to our non-employee directors in respect of fiscal year 2010 for their services as directors. Mr. Gershwind, who is an employee of the company and who will not receive compensation for his services as a director of the company, was elected to the Board on October 19, 2010 and did not serve as a member of the Board in fiscal year 2010. Messrs. Mitchell Jacobson, Charles Boehlke and David Sandler, who are also employees of the company, did not receive compensation for their services as directors of the company in fiscal year 2010.

Non-Employee Director Summary Compensation in Fiscal Year 2010

Name of Director	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Jonathan Byrnes(4)	34,708	63,094	97,802
Roger Fradin(4)	92,000	79,960	171,960
Louise Goeser(4)	92,000	79,960	171,960
Denis Kelly(4)	96,600	79,960	176,560
Philip Peller(4)	99,500	79,960	179,460

(1)	Reflects cash retainers, committee meeting fees and board meeting fees earned by our non-employee directors for services provided during fiscal year 2010.
(2)	The amounts in this column do not reflect compensation actually received by our non-employee directors nor do they reflect the actual value that will be recognized by the non-employee directors. Instead, the amounts reflect the grant date fair value of restricted share awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of restricted share awards was calculated using the closing market price of our Class A common stock as reported on the New York Stock Exchange on the date of grant.
(3)	Ms. Goeser and Messrs. Fradin, Kelly and Peller each received a grant of 1,710 restricted shares on January 14, 2010, following our annual meeting of shareholders and Mr. Byrnes received a pro-rated award of 1,234 restricted shares on March 30, 2010 upon his appointment to the Board. The restricted share awards are subject to restrictions on transfer that terminate as follows: one-half of such shares may be sold on or after the first anniversary of the date of grant and the remaining shares may be sold on or after the second anniversary of the date of grant.
(4)	The table below shows the aggregate number of vested and unvested stock options and unvested restricted share awards held by our non-employee directors as of August 28, 2010.

Name of Director	Stock Options (in Number of Shares)	Stock Awards (in Number of Shares)
Jonathan Byrnes	—	1,234
Roger Fradin	—	2,829
Louise Goeser	—	2,829
Denis Kelly	25,000	2,829
Philip Peller	20,526	2,829

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Written Related Person Transactions Policy

We have adopted a written related person transactions policy detailing the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and our shareholders. The Nominating and Corporate Governance Committee must review and approve any related person transaction proposed to be entered into and if appropriate, ratify any such transaction previously commenced and ongoing. The Nominating and Corporate Governance Committee may delegate its authority under the policy to the Chairman of the Nominating and Corporate Governance Committee, who may act alone. The Chairman will report to the Nominating and Corporate Governance Committee at the next meeting any approval made pursuant to such delegated authority. Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve any related person transaction.

Under our related person transactions policy, any relationship, arrangement or transaction between the company and (a) any director, executive officer or any immediate family member of either a director or an executive officer, (b) any beneficial owner of more than 5% of our Class A common stock or (c) any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest, is deemed a related person transaction, subject to certain exceptions, including (i) transactions available to all employees generally, (ii) transactions involving less than $25,000 in any 12-month period when aggregated with all similar transactions during such period, (iii) transactions involving executive compensation approved by our Compensation Committee or director compensation approved by our Board and (iv) certain charitable contributions.

Related Person Transactions

Other than compensation agreements and other arrangements described under the sections entitled “Executive Compensation” beginning on page 47 of this proxy statement and “Director Compensation” beginning on page 60 of this proxy statement and the transactions described below, since the beginning of fiscal year 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and
•	in which any director, nominee, executive officer, holder of more than 5% of our Class A common stock or our Class B common stock or any member of their immediate family had or will have a direct or indirect material interest.

Erik Gershwind Compensation

Erik Gershwind, the nephew of Mitchell Jacobson (our Chairman of our Board) and the son of Marjorie Gershwind (Mr. Jacobson’s sister), is employed as our Executive Vice President and Chief Operating Officer. Mr. Jacobson and Ms. Gershwind are also principal shareholders of the company. Mr. Gershwind’s fiscal year 2010 compensation is disclosed in the section of this proxy statement titled “Executive Compensation” and is discussed in the “Compensation Discussion and Analysis.” Mr. Gershwind’s current annual base salary is $307,000 per annum. In addition, Mr. Gershwind will participate in our annual cash incentive bonus program for fiscal year 2011 and is entitled to participate in all of the employee benefit plans available to our executives.

Real Estate Affiliate Transactions

We are affiliated with two real estate entities, which we refer to as the real estate affiliates. The real estate affiliates are owned and controlled by our principal shareholders, Mitchell Jacobson, our Chairman, and one of his family related trusts, and by his sister, Marjorie Gershwind. We believe that the terms of the following arrangements were at least as favorable to the company as could have been obtained from unaffiliated third parties at the time the arrangements were entered into.

One real estate affiliate leases a distribution center located in Atlanta, Georgia to Sid Tool, our operating subsidiary. The original square footage of the distribution center was approximately 529,000 square feet. The terms of the lease agreement were independently determined to be at fair market value at the time we entered into the lease. On April 1, 2008, we and the landlord entered into an amendment to the lease, which provided for a 172,000 square foot expansion of this facility and an extension of the lease term until 2030. Based on local market terms and data compiled by an independent real estate consultant, we believe the lease amendment to be on arm’s length terms. The total rent paid by Sid Tool under the foregoing lease agreement was $2,237,170 in fiscal year 2010. The aggregate rent to be paid by Sid Tool under the remaining lease term is approximately $48,148,500, including approximately $2,239,500 to be paid in fiscal year 2011.

Another real estate affiliate leased to Sid Tool a branch office located in Pawtucket, Rhode Island with square footage of approximately 9,000 square feet. The rent paid by Sid Tool was $73,080 in fiscal year 2010. The lease term, which initially was scheduled to expire on June 30, 2010, was extended by four months to October 2010. The aggregate rent to be paid by Sid Tool under the remaining lease term, all of which is to be paid in fiscal year 2011, is approximately $12,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth in the following tables is furnished as of October 29, 2010, except as otherwise noted, regarding the beneficial ownership of our Class A common stock and our Class B common stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;
•	our President and Chief Executive Officer;
•	our Executive Vice President and Chief Financial Officer;
•	each director and nominee for director of the company;
•	each of our three most highly compensated executive officers (other than the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer) who were serving as such at the end of the last fiscal year; and
•	all directors, nominees for director and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of Class A common stock subject to options that are exercisable as of October 29, 2010 or are exercisable within 60 days of October 29, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. In addition, since all of the shares of Class B common stock are convertible at the option of the holder into Class A common stock on a share-for-share basis, the beneficial owner of shares of Class B common stock is deemed to be a beneficial owner of the same number of shares of Class A common stock. In indicating below the amount and nature of a person’s beneficial ownership of Class A common stock and the percentage of the class owned by such person, it has been assumed that such person has converted into Class A common stock all shares of Class B common stock of which such person is a beneficial owner. Furthermore, such shares of Class A common stock are deemed outstanding for the purpose of computing the percentage ownership of the beneficial owner, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

In the tables below, percentage ownership is based on 45,382,841 shares of our Class A common stock and 17,925,474 shares of our Class B common stock outstanding as of October 29, 2010. Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

Security Ownership of Certain Beneficial Owners

	Class A Common Stock			Class B Common Stock
Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Capital Research Global Investors(2)	4,374,700		9.6%	—		—	2.0%
T. Rowe Price(3)	3,724,600		8.2%	—		—	1.7%
SMALLCAP World Fund, Inc.(4)	3,123,700		6.9%	—		—	1.4%
Capital World Investors(5)	2,456,000		5.4%	—		—	1.1%
BlackRock, Inc.(6)	2,451,715		5.4%	—		—	1.1%
Mitchell Jacobson(7)	10,965,983	(9)	19.5%	10,786,306	(10)	60.2%	48.1%
Marjorie Gershwind(8)	3,363,134	(11)	7.0%	2,938,683	(12)	16.4%	13.3%
Erik Gershwind(7)	1,874,965	(13)	4.0%	1,533,843		8.6%	6.9%
Stacey Bennett(8)	1,648,851	(14)	3.5%	1,533,842		8.6%	6.9%
Trust under Trust Agreement Dated September 12, 2005(8)	1,132,800	(15)	2.4%	1,132,800		6.3%	5.0%

*	Less than 1%
(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 29, 2010 or are exercisable within 60 days of October 29, 2010 have been excluded and shares of Class B common stock are included on a non-converted basis only.
(2)	Based on information supplied by Capital Research Global Investors, a division of Capital Research and Management Company, in a Schedule 13G filed with the SEC on February 9, 2010. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071. Capital Research Global Investors is deemed to have shared voting power over 1,217,700 of these shares, sole voting power over 3,157,000 of these shares and sole dispositive power over all of these shares.
(3)	Based on information supplied by T. Rowe Price Associates, Inc. in an amended Schedule 13G filed with the SEC on February 12, 2010. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price is deemed to have sole voting power over 714,100 of the shares and sole dispositive power over 3,724,600 of these shares.
(4)	Based on information supplied by SMALLCAP World Fund, Inc. in a Schedule 13G filed with the SEC on February 12, 2010. The address of SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, California, 90071. SMALLCAP World Fund, Inc. is deemed to have shared voting power over these shares.
(5)	Based on information supplied by Capital World Investors, a division of Capital Research and Management Company, in an amended Schedule 13G filed with the SEC on February 10, 2010. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.
(6)	Based on information supplied by BlackRock, Inc. in a Schedule 13G filed with the SEC on January 29, 2010. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(7)	This beneficial owner’s address is c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

(8)	This beneficial owner’s address is c/o Jacobson Family Investments, Inc., Carnegie Hall Tower, 152 West 57th Street, New York, New York 10019.
(9)	This number includes (a) 71,951 shares of Class A common stock held by a trust in which Mr. Jacobson’s spouse is a co-trustee; (b) 50,000 shares of Class A common stock held by the Jacobson Family Foundation, of which Mr. Jacobson is a co-trustee; and (c) 10,786,306 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 10 below. Mr. Jacobson disclaims beneficial ownership of the 71,951 shares of Class A common stock held by trust and of 4,242,293 of the shares of Class B common stock, which are held by various trusts.
(10)	This number includes 1,766,993 shares of Class B common stock, which may be deemed to be beneficially owned indirectly by Mr. Jacobson as settlor of a trust, of which Mr. Jacobson’s spouse is a co-trustee. Mr. Jacobson disclaims beneficial ownership of 4,242,293 of the shares of Class B common stock, which are held by various trusts.
(11)	This number includes (a) 50,000 shares of Class A common stock held by the Gershwind Family Foundation, of which Ms. Gershwind is a co-trustee; and (b) 2,938,683 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. Ms. Gershwind disclaims beneficial ownership of 333,687 of the shares of Class A common stock, which is held by a trust.
(12)	Ms. Gershwind disclaims beneficial ownership of all of the shares of Class B common stock, which are held by a trust.
(13)	This number includes (a) 69,232 shares of Class A common stock issuable upon the exercise by Mr. Gershwind of stock options that are exercisable as of October 29, 2010 or exercisable within 60 days of October 29, 2010; (b) 13,913 unvested restricted shares of Class A common stock over which Mr. Gershwind has voting rights but which are subject to restrictions on transfer; (c) 50,000 shares of Class A common stock held by the Gershwind Family Foundation and 50,000 shares of Class A common stock held by the Jacobson Family Foundation, of each of which foundation Mr. Gershwind is a co-trustee; and (d) 39,761 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is a co-trustee and which are convertible into shares of our Class A common stock on a share-for-share basis at any time; and (e) 1,494,082 shares of Class B common stock owned directly by Mr. Gershwind, which are convertible into shares of our Class A common stock on a share-for-share basis at any time.
(14)	This number includes (a) 50,000 shares of Class A common stock held by the Gershwind Family Foundation, of which Ms. Bennett is a co-trustee; (b) 39,760 shares of Class B common stock, which are held by a trust of which Ms. Bennett is a co-trustee and (c) 1,494,082 shares of Class B common stock owned directly by Ms. Bennett, in each case which are convertible into shares of our Class A common stock on a share-for-share basis at any time.
(15)	This number includes 1,132,800 shares of Class B common stock owned directly by the Trust under Trust Agreement dated September 12, 2005, which are convertible into shares of our Class A common stock on a share-for-share basis at any time.

Security Ownership of Management

The address of each individual named below is as follows: c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747. All fractional shares reported in the table below have been rounded to the nearest whole share.

	Class A Common Stock			Class B Common Stock
	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson	10,965,983	(2)	19.5%	10,786,306	(3)	60.2%	48.1%
David Sandler	310,806	(4)	*	—		—	*
Charles Boehlke	91,407	(5)	*	—		—	*
Jonathan Byrnes	1,734	(6)	*	—		—	*
Roger Fradin	45,948	(7)	*	—		—	*
Erik Gershwind	1,874,965	(8)	4.0%	1,533,843		8.6%	6.9%
Louise Goeser	3,948	(9)	*	—		—	*
Denis Kelly	39,229	(10)	*	—		—	*
Philip Peller	23,832	(11)	*	—		—	*
Thomas Cox	122,224	(12)	*	—		—	*
All directors, nominees for director and executive officers as a group (sixteen persons)	13,642,379	(13)	23.4%	12,320,149	(14)	68.7%	55.2%

*	Less than 1%
(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 29, 2010 or are exercisable within 60 days of October 29, 2010 have been excluded and shares of Class B common stock are included on a non-converted basis only.
(2)	See footnote No. 9 to the Security Ownership of Certain Beneficial Owners table, located on page 66 of this proxy statement.
(3)	See footnote No. 10 to the Security Ownership of Certain Beneficial Owners table, located on page 66 of this proxy statement.
(4)	Includes 215,490 shares of Class A common stock issuable upon the exercise by Mr. Sandler of stock options that are exercisable as of October 29, 2010 or exercisable within 60 days of October 29, 2010. Also includes 130,061 unvested restricted shares of Class A common stock over which Mr. Sandler has voting rights but which are subject to restrictions on transfer.
(5)	Includes 24,464 shares of Class A common stock issuable upon the exercise by Mr. Boehlke of stock options that are exercisable as of October 29, 2010 or exercisable within 60 days of October 29, 2010. Also includes 33,347 unvested restricted shares of Class A common stock over which Mr. Boehlke has voting rights but which are subject to restrictions on transfer.
(6)	Includes 1,234 unvested restricted shares of Class A common stock over which Mr. Byrnes has voting rights but which are subject to restrictions on transfer.
(7)	Includes 2,829 unvested restricted shares of Class A common stock over which Mr. Fradin has voting rights but which are subject to restrictions on transfer.
(8)	See footnote No. 13 to the Security Ownership of Certain Beneficial Owners table, located on page 66 of this proxy statement.

(9)	Includes 2,829 unvested restricted shares of Class A common stock over which Ms. Goeser has voting rights but which are subject to restrictions on transfer.
(10)	Includes 25,000 shares of Class A common stock issuable upon the exercise by Mr. Kelly of stock options that are exercisable as of October 29, 2010 or exercisable within 60 days of October 29, 2010. Also includes 2,829 unvested restricted shares of Class A common stock over which Mr. Kelly has voting rights but which are subject to restrictions on transfer.
(11)	Includes 10,526 shares of Class A common stock issuable upon the exercise by Mr. Peller of stock options that are exercisable as of October 29, 2010 or exercisable within 60 days of October 29, 2010. Also includes 2,829 unvested restricted shares of Class A common stock over which Mr. Peller has voting rights but which are subject to restrictions on transfer.
(12)	Includes 99,464 shares of Class A common stock issuable upon the exercise by Mr. Cox of stock options that are exercisable as of October 29, 2010 or exercisable within 60 days of October 29, 2010. Also includes 23,034 unvested restricted shares of Class A common stock over which Mr. Cox has voting rights but which are subject to restrictions on transfer.
(13)	Includes (a) 572,725 shares of Class A common stock issuable upon the exercise of stock options that are exercisable as of October 29, 2010 or exercisable within 60 days of October 29, 2010 and (b) 267,677 unvested restricted shares of Class A common stock over which the directors and executives have voting rights but which are subject to resrictions on transfer. Also includes 12,320,149 shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson, our Chairman of the Board, or Mr. Erik Gershwind, our Executive Vice President and Chief Operating Officer and a director of the company, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. See also footnotes Nos. 9 and 13 to the Security Ownership of Certain Beneficial Owners table, located on page 66 of this proxy statement. All of the shares of Class A common stock with respect to which our directors, director nominees and named executive officers share voting or investment power are described above. In addition, one of our other executive officers shares voting and investment power over 4,000 of the shares of Class A common stock.
(14)	Includes shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson or Mr. Gershwind. See also footnote No. 10 to the Security Ownership of Certain Beneficial Owners table, located on page 66 of this proxy statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Proposals of shareholders submitted under SEC Rule 14a-8 and intended for inclusion in our proxy statement for the annual meeting of shareholders in 2012 must be received by us no later than August 5, 2011. Any such shareholder proposals may be included in our proxy statement for the 2012 annual meeting of shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules and regulations of the SEC. For shareholder proposals submitted outside the processes of SEC Rule 14a-8 which are not included in our proxy statement and which may properly be presented for consideration at our 2012 annual meeting of shareholders, and in accordance with SEC Rule 14a-4(c), the proxy or proxies designated by us will have discretionary authority to vote on any such matter unless notice of the matter is received by us not later than October 18, 2011. Shareholder proposals should be directed to our Corporate Secretary, at the address of the company set forth on the first page of this proxy statement.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

For shareholders who receive paper copies of this proxy statement, copies of our 2010 annual report to shareholders are being mailed simultaneously with this proxy statement. All other shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report online and how to request paper copies of our proxy materials and annual report. If you are a registered shareholder and want to save us the cost of mailing more than one copy of our proxy materials and annual report or Notice of Internet Availability of Proxy Materials, as applicable, to the same address, we will discontinue, at your request to the Corporate Secretary of the company, mailing of the duplicate copy to the account or accounts you select. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports or the Notice of Internet Availability of Proxy Materials, as applicable, and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

If you are the beneficial owner, but not the record holder, of shares of our Class A common stock, your broker, bank or other nominee may deliver only one copy of this proxy statement and our 2010 annual report or the Notice of Internet Availability of Proxy Materials, as applicable, to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2010 annual report or the Notice of Internet Availability of Proxy Materials, as applicable, to any shareholder at a shared address to which a single copy of the document or documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report or the Notice of Internet Availability of Proxy Materials, as applicable, now or in the future, should submit this request by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747, or calling (516) 812-2000.

OTHER MATTERS

We will provide to each shareholder, without charge and upon written request, a copy of our Annual Report on Form 10-K and any exhibit thereto. Any such written request should be directed to the office of our Chief Financial Officer, c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. We urge you to execute promptly and return the accompanying proxy card in the envelope which has been enclosed for your convenience.

By Order of the Board of Directors,

Steve Armstrong
Vice President, General Counsel and
Corporate Secretary

Melville, New York
December 3, 2010

MSC INDUSTRIAL DIRECT CO., INC.

2005 OMNIBUS INCENTIVE PLAN

As adopted January 3, 2006 and amended through January 13, 2011

1.  ESTABLISHMENT AND PURPOSE.

The MSC Industrial Direct Co., Inc. 2005 Omnibus Incentive Plan (the “Plan”) is established by MSC Industrial Direct Co., Inc., a New York corporation (the “Company”), to attract and retain persons eligible to participate in the Plan; motivate Participants to achieve short and long-term Company goals; and further align Participants’ interests with those of the Company’s other stockholders. The Plan is adopted as of November 23, 2005, subject to approval by the Company’s stockholders within 12 months after such adoption date. No Awards that are settled in Stock shall be granted hereunder prior to the approval of the Plan by the Company’s stockholders. Unless the Plan is discontinued earlier by the Board as provided herein, no Award shall be granted hereunder on or after the date 10 years after the Effective Date. The Plan shall terminate on January 3, 2016 or such earlier time as the Board may determine.

Certain terms used herein are defined as set forth in Section 10.

2.  ADMINISTRATION; ELIGIBILITY.

The Plan shall be administered by the Compensation Committee, or such other Committee, appointed by the Board consisting of three (3) or more members of the Board all of whom are intended to be “non-employee directors” within the meaning of Section 16 of the Securities Exchange Act of 1934 and the regulations promulgated thereunder and “outside directors” within the contemplation of Section 162(m) of the Code; provided, however, that, if at any time no Compensation Committee or other Committee has been appointed or is eligible to act in the circumstances, the Plan shall be administered by the Board. The Plan may be administered by different Committees with respect to different groups of Eligible Individuals. As used herein, the term “Administrator” means the Board, the Compensation Committee or any of the Board’s other Committees as shall be administering the Plan. A majority of the members of the Compensation Committee, such other Committee or the Board, as applicable, shall constitute a quorum, and all determinations shall be made by a majority of the members thereof.

The Administrator shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Participation shall be limited to such persons as are selected by the Administrator. Subject to Section 409A of the Code, awards may be granted as alternatives to, in exchange or substitution for, or replacement of, awards outstanding under the Plan or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). The provisions of Awards need not be the same with respect to each Participant.

Among other things, the Administrator shall have the authority, subject to the terms of the Plan:

(a)	to select the Eligible Individuals to whom Awards may from time to time be granted;
(b)	to determine whether and to what extent Stock Options, Stock Appreciation Rights, Stock Awards, Cash Awards or any combination thereof are to be granted hereunder;
(c)	to determine the number of shares of Stock to be covered by each Award granted hereunder that is not a Cash Award;
(d)	to approve forms of agreement for use under the Plan;
(e)	to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the option price, any vesting restriction or limitation, any performance condition, any vesting acceleration or waiver of forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any Award and the shares of Stock relating thereto, based on such factors or criteria as the Administrator shall determine);

(f)	subject to Section 9(a), to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, with respect to (i) performance goals and targets applicable to performance based Awards pursuant to the terms of the Plan and (ii) extension of the post-termination exercisability period of Stock Options;
(g)	to determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred;
(h)	to determine the Fair Market Value; and
(i)	to determine the type and amount of consideration to be received by the Company for any Stock Award issued under Section 6.

The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

Except to the extent prohibited by applicable law, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person or persons selected by it. Any such allocation or delegation may be revoked by the Administrator at any time. The Administrator may authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Administrator.

Any determination made by the Administrator or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Administrator or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Administrator or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

No member of the Administrator, and no officer of the Company, shall be liable for any action taken or omitted to be taken by such individual or by any other member of the Administrator or officer of the Company in connection with the performance of duties under this Plan, except for such individual’s own willful misconduct or as expressly provided by law.

3.  STOCK SUBJECT TO PLAN.

Subject to adjustment as provided in this Section 3, the aggregate number of shares of Stock which may be delivered under the Plan shall not exceed 6,200,000 shares.

To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary thereof because the Award expires, is forfeited, lapses without exercise, canceled or otherwise terminated, or the shares of Stock are not delivered because the Award is settled in cash or are used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan with respect to, and shall be available for, future grants of Awards.

Subject to adjustment as provided in this Section 3, the maximum number of shares that may be covered by Stock Options, Stock Appreciation Rights and Stock Awards, in the aggregate, granted to any one Participant during any calendar year shall be 400,000 shares.

In the event of any Company stock dividend, special cash dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or other distribution to Company stockholders, other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, merger or consolidation in which the Company is the surviving corporation, or any other corporate transaction, Company share offering or other event involving the Company and having an effect similar to any of the foregoing, the Administrator may make such substitution or adjustments in the

(a) number and kind of shares that may be delivered under the Plan, (b) additional maximums imposed in the immediately preceding paragraph, (c) number and kind of shares subject to outstanding Awards, (d) exercise price of outstanding Stock Options and Stock Appreciation Rights and (e) other characteristics or terms of the Awards as it may determine appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event; provided, however, that the number of shares subject to any Award shall always be a whole number.

In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, then, except as otherwise provided herein and/or in the discretion of the Administrator, each Stock Option, to the extent not theretofore exercised, shall terminate forthwith.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 3 to the extent that such adjustment would violate Section 409A of the Code.

4.  STOCK OPTIONS.

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

The Administrator shall have the authority to grant any Eligible Individual Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or, even if so designated, does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Incentive Stock Options may be granted only within 10 years from the date the Plan is adopted, or the date the Plan is approved by the Company’s stockholders, whichever is earlier.

Stock Options shall be evidenced by option agreements, each in a form approved by the Administrator. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur as of the date the Administrator determines, subject to FASB Statement 123(R) (now codified as FASB Accounting Standards Codification (ASC) Topic 718 — Stock Compensation) and guidance thereunder.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Optionee affected, to disqualify any Incentive Stock Option under Section 422 of the Code.

To the extent that the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its subsidiaries within the meaning of Section 424(f) of the Code) exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

Stock Options granted under this Section 4 shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Administrator shall deem desirable:

(a)	Exercise Price. The exercise price per share of Stock purchasable under a Stock Option shall be determined by the Administrator at the time of grant; provided, however, that the exercise price per share shall be not less than the Fair Market Value per share on the date the Stock Option is granted, or in the case of an Incentive Stock Option granted to an individual who is a Ten Percent Holder, not less than 110% of such Fair Market Value per share on the date the Stock Option is granted.
(b)	Option Term. The term of each Stock Option shall be fixed by the Administrator at the time of grant, but no Incentive Stock Option shall be exercisable more than 10 years (or five years in the case of an individual who is a Ten Percent Holder) after the date the Incentive Stock Option is granted.

(c)	Vesting. Except as otherwise provided in the applicable option agreement, an Optionee may not exercise a Stock Option during the period commencing on the date of the grant of such Stock Option to him or her and ending on the day immediately preceding the first anniversary of such date. Except as otherwise provided in the applicable option agreement, an Optionee may (i) during the period commencing on the first anniversary of the date of the grant of a Stock Option to him or her and ending on the day immediately preceding the second anniversary of such date, exercise such Stock Option with respect to one-fourth of the shares granted thereby; (ii) during the period commencing on the second anniversary of the date of such grant and ending on the day immediately preceding the third anniversary of the date of such grant, exercise such Stock Option with respect to one-half of the shares granted thereby; (iii) during the period commencing on the third anniversary of the date of such grant and ending on the day immediately preceding the fourth anniversary of such date, exercise such Stock Option with respect to three-fourths of the shares granted thereby and (iv) during the period commencing on the fourth anniversary of the date of such grant and ending at the time the Stock Option expires pursuant to the terms of the Plan, exercise such Stock Option with respect to all of the shares granted thereby. Notwithstanding the foregoing, no Stock Option shall be fully vested prior to the third anniversary of the date of grant of such Stock Option, provided that Stock Options granted to non-employee directors of the Company may be fully vested by the second anniversary of the date of grant of such Stock Option.
(d)	Exercisability. Except as otherwise provided herein, Stock Options shall be subject to such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations, if any, as shall be determined by the Administrator. If any Stock Option is exercisable only in installments, the Administrator may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Administrator may determine. In addition, the Administrator may at any time, in whole or in part, accelerate the exercisability of any Stock Option. Notwithstanding the foregoing, no Stock Option shall be fully exercisable prior to the third anniversary of the date of grant of such Stock Option, provided that Stock Options granted to non-employee Directors of the Company may be fully exercisable by the second anniversary of the date of grant of such Stock Option.
(e)	Method of Exercise. Stock Options may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares of Stock subject to the Stock Option to be purchased.

The option price of any Stock Option shall be paid in full in cash (by certified or bank check or such other instrument as the Company may accept) or, unless otherwise provided in the applicable option agreement, by one or more of the following: (i) in the form of mature shares of unrestricted Stock already owned by the Optionee, based on the Fair Market Value of the Stock on the date the Stock Option is exercised; (ii) by certifying ownership of shares of mature Stock owned by the Optionee to the satisfaction of the Administrator for later delivery to the Company as specified by the Company; (iii) unless otherwise prohibited by law for either the Company or the Optionee, by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or (iv) by any combination of cash and/or any one or more of the methods specified in clauses (i), (ii) and (iii). Notwithstanding the foregoing, a form of payment shall not be permitted to the extent it would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to the Stock Option for financial reporting purposes.

If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock, the number of shares of Stock to be received upon such exercise equal to the number of shares of Restricted Stock used for payment of the option exercise price shall be subject to the same forfeiture restrictions to which such Restricted Stock was subject, unless otherwise determined by the Administrator.

No shares of Stock shall be issued upon exercise of a Stock Option until full payment therefor has been made. Upon exercise of a Stock Option (or a portion thereof), the Company shall have a reasonable time to issue the Stock for which the Stock Option has been exercised, and the Optionee shall not be treated as a stockholder for any purposes whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such Stock is recorded as issued and transferred in the Company’s official stockholder records, except as otherwise provided herein or in the applicable option agreement.

(f)	Transferability of Stock Options. Except as otherwise provided in the applicable option agreement, a Non-Qualified Stock Option (i) shall be transferable by the Optionee to a Family Member of the Optionee, provided that (A) any such transfer shall be by gift with no consideration and (B) no subsequent transfer of such Stock Option shall be permitted other than by will or the laws of descent and distribution, and (ii) shall not otherwise be transferable except by will or the laws of descent and distribution. An Incentive Stock Option shall not be transferable except by will or the laws of descent and distribution. A Stock Option shall be exercisable, during the Optionee’s lifetime, only by the Optionee or by the guardian or legal representative of the Optionee, it being understood that the terms “holder” and “Optionee” include the guardian and legal representative of the Optionee named in the applicable option agreement and any person to whom the Stock Option is transferred (X) pursuant to the first sentence of this Section 4(f) or pursuant to the applicable option agreement or (Y) by will or the laws of descent and distribution. Notwithstanding the foregoing, references herein to the termination of an Optionee’s employment or provision of services shall mean the termination of employment or provision of services of the person to whom the Stock Option was originally granted.
(g)	Termination by Death. If an Optionee’s employment or provision of services terminates by reason of death, any Stock Option held by such Optionee may thereafter be exercised for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.
(h)	Termination by Reason of Disability. If an Optionee’s employment or provision of services terminates by reason of Disability, any Stock Option held by such Optionee may thereafter be exercised by the Optionee for a period of one year from the date of such termination of employment or provision of services or until the expiration of the stated term of such Stock Option, whichever period is shorter.
(i)	Termination by Reason of Retirement. If an Optionee’s employment or provision of services terminates by reason of Retirement, any Stock Option held by such Optionee may thereafter be exercised by the Optionee for a period of one year from the date of such termination of employment or provision of services or until the expiration of the stated term of such Stock Option, whichever period is shorter.
(j)	Involuntary Termination Without Cause. If an Optionee’s employment or provision of services terminates involuntarily without Cause, and for reasons other than death, Disability or Retirement, any Stock Option held by such Optionee may thereafter be exercised, to the extent it was exercisable at the time of termination, for a period of 30 days from the date of such termination of employment or provision of services or until the expiration of the stated term of such Stock Option, whichever period is shorter, and any Stock Option that is unvested or unexercisable at the date of termination shall thereupon terminate.
(k)	Involuntary Termination for Cause. If an Optionee’s employment or provision of services terminates involuntarily for Cause vesting of all outstanding Stock Options held by such Optionee shall thereupon terminate and all Stock Options held by such Optionee shall thereupon terminate.
(l)	Other Termination. If an Optionee’s employment or provision of services is terminated by the Optionee for any reason other than death, Disability or Retirement, any Stock Option held by such Optionee may thereafter be exercised, to the extent it was exercisable at the time of termination, for a period of 30 days from the date of such termination of employment or provision of services or until the expiration of the stated term of such Stock Option, whichever period is shorter, and any Stock Option that is unvested or unexercisable at the date of termination shall thereupon terminate.
(m)	Exception to Termination. If the Company or an Affiliate ceases as a result of a transfer of such Optionee from the Company to an Affiliate, or from an Affiliate to the Company, such transfer shall not be a termination of employment or provision of services for purposes of this Plan, unless expressly determined otherwise by the Administrator. A termination of employment or provision of services shall occur for an Optionee who is employed by, or provides services to, an Affiliate of the Company if the Affiliate shall cease to be an Affiliate and the Optionee shall not immediately thereafter be employed by, or provide services to, the Company or an Affiliate.
(n)	Notwithstanding the foregoing, to the extent permitted under Section 409A of the Code, the exercise period following a termination described in subsection (g), (h), (i), (j) or (l) above shall be tolled for any applicable window/blackout period restrictions under the Company’s insider trading policy.

5.  STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights may be granted under the Plan on a stand-alone basis only. The Administrator shall have the authority to grant Stock Appreciation Rights to any Eligible Individual. Except as otherwise provided herein, a Stock Appreciation Right shall terminate and no longer be exercisable as determined by the Administrator.

Stock Appreciation Rights shall be evidenced by stock appreciation right agreements, each in a form approved by the Administrator. The grant of a Stock Appreciation Right shall occur as of the date the Administrator determines, subject to FASB Statement 123(R) (now codified as FASB Accounting Standards Codification (ASC) Topic 718 — Stock Compensation) and guidance thereunder.

A Stock Appreciation Right may be exercised by a Participant as determined by the Administrator in accordance with this Section 5. Upon such exercise, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 5.

Stock Appreciation Rights shall be subject to such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as shall be determined by the Administrator, including the following:

(a)	Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be fixed by the Administrator at the time of grant.
(b)	Vesting. Except as otherwise provided in the applicable stock appreciation right agreement, a Participant may not exercise a Stock Appreciation Right during the period commencing on the date of the grant of such Stock Appreciation Right to him or her and ending on the day immediately preceding the first anniversary of such date. Except as otherwise provided in the applicable stock appreciation right agreement, a Participant may (i) during the period commencing on the first anniversary of the date of the grant of a Stock Appreciation Right and ending on the day immediately preceding the second anniversary of such date, exercise the Stock Appreciation Right with respect to one-fifth of the shares to which the Stock Appreciation Right applies, (ii) during the period commencing on the second anniversary of the date of such grant and ending on the day immediately preceding the third anniversary of the date of such grant, exercise the Stock Appreciation Right with respect to two-fifths of the shares to which the Stock Appreciation Right applies, (iii) during the period commencing on the third anniversary of the date of such grant and ending on the day immediately preceding the fourth anniversary of such date, exercise the Stock Appreciation Right with respect to three-fifths of the shares to which the Stock Appreciation Right applies; (iv) during the period commencing on the fourth anniversary of the date of such grant and ending on the day immediately preceding the fifth anniversary of such date, exercise the Stock Appreciation Right with respect to four-fifths of the shares to which the Stock Appreciation Right applies; and (v) during the period commencing on the fifth anniversary of such date and ending at the time the Stock Appreciation Right expires pursuant to the terms of the Plan, exercise the Stock Appreciation Right with respect to all the shares to which the Stock Appreciation Right applies. Notwithstanding the foregoing, no Stock Appreciation Right shall be fully vested prior to the third anniversary of the date of grant of such Stock Appreciation Right, provided that Stock Appreciation Rights granted to non-employee directors of the Company may be fully vested by the second anniversary of the date of grant of such Stock Appreciation Right.
(c)	Exercisability. Notwithstanding Section 5(a), the Administrator may at any time, in whole or in part, accelerate the exercisability of any Stock Appreciation Right. Notwithstanding the foregoing, no Stock Appreciation Right shall be fully exercisable prior to the third anniversary of the date of grant of such Stock Appreciation Right, provided that Stock Appreciation Rights granted to non-employee Directors of the Company may be fully exercisable prior to the second anniversary of the date of grant of such Stock Appreciation Right.
(d)	Method of Exercise. Subject to the provisions of this Section 5, Stock Appreciation Rights may be exercised, in whole or in part, at such time or times during the exercisability as determined by the Administrator by giving written notice of exercise to the Company specifying the number of shares with respect to which the Stock Appreciation Right is being exercised.
(e)	Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in shares of Stock, which in the aggregate are equal in value to the excess of the Fair Market Value of one share of Stock on the date of exercise over the Fair Market Value of one share of Stock on the date of grant, multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised.
(f)	A Stock Appreciation Right shall be transferable only to, and shall be exercisable only by, such persons permitted in accordance with Section 4(f).
(g)	Termination by Death. If a Participant’s employment or provision of services terminates by reason of death, any Stock Appreciation Right held by such Participant may thereafter be exercised for a period of one year from the date of such death or until the expiration of the stated exercisability period of such Stock Appreciation Right, whichever period is shorter.
(h)	Termination by Reason of Disability. If a Participant’s employment or provision of services terminates by reason of Disability, any Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant for a period of one year from the date of such termination of employment or provision of services or until the expiration of the exercisability period of such Stock Appreciation Right, whichever period is shorter.
(i)	Termination by Reason of Retirement. If a Participant’s employment or provision of services terminates by reason of Retirement, any Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant for a period of one year from the date of such termination of employment or provision of services or until the expiration of the exercisability period of such Stock Appreciation Right, whichever period is shorter.
(j)	Involuntary Termination Without Cause. If a Participant’s employment or provision of services terminates involuntarily without Cause, and for reasons other than death, Disability or Retirement, any Stock Appreciation Right held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of termination, for a period of 30 days from the date of such termination of employment or provision of services or until the expiration of the exercisability period of such Stock Appreciation Right, whichever period is shorter, and any Stock Appreciation Right that is unvested or unexercisable at the date of termination shall thereupon terminate.
(k)	Termination for Cause. If a Participant’s employment or provision of services terminates involuntarily for Cause vesting of all outstanding Stock Appreciation Rights held by such Participant shall thereupon terminate and all Stock Appreciation Rights held by such Participant shall thereupon terminate.
(l)	Other Termination. If a Participant’s employment or provision of services is terminated by the Participant for any reason other than death, Disability or Retirement, any Stock Appreciation Right held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of termination, for a period of 30 days from the date of such termination of employment or provision of services or until the expiration of the exercisability period of such Stock Appreciation Right, whichever period is shorter, and any Stock Appreciation Right that is unvested or unexercisable at the date of termination shall thereupon terminate.
(m)	Notwithstanding the foregoing, to the extent permitted under Section 409A of the Code, the exercise period following a termination described in subsection (g), (h), (i), (j) or (l) above shall be tolled for any applicable window/blackout period restrictions under the Company’s insider trading policy.

6.  STOCK AWARDS OTHER THAN OPTIONS.

Stock Awards may be directly issued under the Plan (without any intervening options), subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the Administrator shall determine. Subject to the provisions of this Section 6, Stock Awards may be issued which vest in one or more installments over the Participant’s period of employment and/or other service to the Company and/or upon the attainment of specified performance objectives, and/or the Company may issue Stock Awards which entitle the Participant to receive a specified number of vested shares of Stock upon the attainment of one or more performance goals and/or service requirements established by the Administrator. Notwithstanding the foregoing and except as otherwise provided in any applicable Award agreement or other agreement approved by the Committee, the restrictions on any Stock Award shall not terminate with respect to all shares subject thereto prior to the third anniversary of the date of grant of such Stock Award, provided that restrictions on any Stock Awards granted to non-employee directors of the Company may terminate as to all the shares subject thereto by the second anniversary of the date of grant of such Stock Award.

Shares representing a Stock Award shall be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or issuance of one or more certificates (which may bear appropriate legends referring to the terms, conditions and restrictions applicable to such Award). The Administrator may require that any such certificates be held in custody by the Company until any restrictions thereon shall have lapsed and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.

A Stock Award may be issued in exchange for any consideration which the Administrator may deem appropriate in each individual instance, including, without limitation:

(a)	cash or cash equivalents;
(b)	past services rendered to the Company or any Affiliate; or
(c)	future services to be rendered to the Company or any Affiliate (provided that, in such case, the par value of the stock subject to such Stock Award shall be paid in cash or cash equivalents, unless the Administrator provides otherwise).

A Stock Award that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an award of “Restricted Stock” or “Restricted Stock Units.” Except as provided in the applicable restricted stock agreement or restricted stock unit agreement, the restrictions on any Stock Award shall terminate as follows: (a) as to one-half of the restricted shares granted thereby, on the third anniversary of the date of grant of such Stock Award; (b) as to an additional one-fourth of the restricted shares granted thereby, on the fourth anniversary of the date of grant of such Restricted Stock; and (c) as to an additional one-fourth of the restricted shares granted thereby, on the fifth anniversary of the date of grant of such Restricted Stock. A Participant, at his or her option, will be entitled to make the election permitted under section 83(b) of the Code, to include in gross income in the taxable year in which the Restricted Stock are transferred to him or her, the fair market value of such shares at the time of transfer, notwithstanding that such shares are subject to a substantial risk of forfeiture within the meaning of the Code, or he or she may elect to include in gross income the Fair Market Value of the Restricted Stock as of the date or date on which such restrictions lapse. Notwithstanding the foregoing, the Administrator shall adopt, from time to time, such rules with respect to the return of executed Restricted Stock Agreements as it deems appropriate and failure by a Participant to comply with such rules shall, without limitation, terminate the grant of such Restricted Stock to such Participant and/or cause the forfeiture of any Restricted Stock as to which restrictions have not yet lapsed.

Any Participant selected by the Administrator may be granted dividends or dividend equivalents based on the dividends declared on shares of Stock that are subject to any Stock Award, to be credited as of dividend payment dates, during the period between the date the Stock Award is granted and the date the Stock Award is exercised, vests, or expires, as determined by the Administrator. Such dividends or dividend equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

7.  PERFORMANCE AWARDS.

(a)	Performance Conditions and Cash Awards. The right of a Participant to exercise or receive a grant or settlement of any Stock Appreciation Right, Stock Option or Stock Award, and its timing, may be subject to performance conditions specified by the Administrator at the time of grant (except as provided in this Section 7). In addition, the Administrator may grant to Eligible Individuals Cash Awards, based on the achievement of specified performance conditions for annual periods or such other time periods as determined by the Administrator, in such amounts and upon such terms as the Administrator shall specify at the time of grant consistent with this Section 7. The maximum aggregate dollar amount paid in respect of Cash Awards to any one Participant in respect of a performance period of one fiscal year or less shall not exceed $4,000,000 in any fiscal year, and the maximum aggregate dollar amount paid in respect of Cash Awards to any one Participant in respect of a performance period longer than one fiscal year shall not exceed $4,000,000 in any fiscal year. The Administrator may use business criteria and other measures of performance it deems appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) hereof in the case of a Performance Award intended to qualify under Section 162(m) of the Code.
(b)	Performance Awards Granted to Designated Covered Employees. If the Administrator determines that a Performance Award to be granted to a person the Administrator regards as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(b)
(i)	Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Administrator consistent with this Section 7(b). Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Administrator result in the performance goals being “substantially uncertain.” The Administrator may determine that more than one performance goals must be achieved as a condition to settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.
(ii)	Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall exclusively be used by the Administrator in establishing performance goals for such Performance Awards: (a) attainment of the Company’s Key Operating Metrics, (b) attainment of the Company’s Key Business Initiatives, (c) total stockholder return; (d) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index; (e) net income; (f) pre-tax earnings; (g) EBIT; (h) EBITDA; (i) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (j) operating margin; (k) earnings per share; (l) return on equity; (m) return on capital; (n) return on investment; (o) operating income, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses; (p) earnings per share, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses; (q) working capital; (r) net capital provided by operating activities less expenditures for property, plant and equipment; (s) total revenues; (t) free cash flow; and (u) a percentage of incremental revenue dollars converted into operating income (“read through”).
(iii)	Except as limited by Section 162(m) of the Code, the Administrator may adjust such criteria targets to mitigate the effect of unbudgeted or unplanned events not foreseen at the time the targets were established, such as (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.
(iv)	Performance Period: Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over such periods as may be specified by the Administrator. Performance goals shall be established on or before the dates that are required or permitted for “performance-based compensation” under Section 162(m) of the Code.
(v)	Payment or Settlement of Performance Awards; Other Terms. Payment of Cash Awards shall be made in cash and settlement of other Performance Awards may be in cash or Stock, or other Awards, or other property, in the discretion of the Administrator. The time of payment or settlement of Cash Awards or other Performance Awards subject to Section 409A of the Code shall be specified by the Administrator in accordance with the requirements of Section 409A of the Code. The Administrator may, in its discretion, reduce the amount of a payment or other settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable in respect of a Performance Award subject to this Section 7(b). Subject to the requirements of Sections 162(m) and 409A of the Code, the Administrator shall specify other terms relating to Performance Awards, including the circumstances in which such Performance Awards shall be forfeited or paid in the event of a termination of employment.

8.  CHANGE IN CONTROL PROVISIONS.

(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary and except as otherwise provided in any applicable Award agreement or other agreement approved by the Committee, in the event of a Change in Control:
(i)	Subject to Section 8(a)(iv) hereof, the vesting and exercisability of any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then vested and exercisable shall become fully vested and exercisable;
(ii)	Subject to Section 8(a)(iv) hereof, any restrictions applicable to any outstanding Stock Awards shall lapse and the Stock relating to such Awards shall become free of all restrictions and fully vested and transferable;
(iii)	Subject to Section 8(a)(iv) and8(a)(v) hereof, all outstanding repurchase rights of the Company with respect to any outstanding Awards may, in the discretion of the Administrator, terminate;
(iv)	Outstanding Stock Options, Stock Appreciation Rights and other Stock Awards shall be subject to any agreement of merger or reorganization that effects such Change in Control, if such agreement provides for:
(A)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;
(B)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(C)	The substitution by the surviving corporation or its parent or subsidiary of equivalent awards for the outstanding Awards; or
(D)	Subject to Section 409A of the Code, settlement of each share of Stock subject to an outstanding Award for the Change in Control Price (less, to the extent applicable, the per share exercise price), or, if the per share exercise price equals or exceeds the Change in Control Price, the outstanding Award shall terminate and be canceled; and
(v)	In the absence of any agreement of merger or reorganization (if applicable) which addresses the effects of such Change in Control and subject to Section 409A of the Code, each share of Stock subject to an outstanding Stock Option, Stock Appreciation Right and Other Stock Award shall be settled for the Change in Control Price (less, to the extent applicable, the per share exercise price), or, if the per share exercise price equals or exceeds the Change in Control Price, the outstanding Award shall terminate and be canceled.
(b)	Definition of Change in Control.
(i)	For purposes of the Plan, a “Change in Control” shall occur or be deemed to have occurred only if any of the following events occur:
(A)	A change in the ownership of the Company. A change in ownership of the Company shall occur on the date that any one person, or more than one person acting as a “Group” (as defined under Section 409A of the Code), other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that, if any one person or more than one person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company.
(B)	A change in the effective control of the Company. A change in the effective control of the Company occurs on the date that:
(I)	any one person, or more than one person acting as a Group, other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company; or
(II)	a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that, if one person, or more than one person acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered a change in the effective control of the Company.
(C)	A change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair Market Value (as defined in Section 8(b)(ii)) equal to or more than 80% of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:
(I)	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(II)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(III)	a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
(IV)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 8(b)(i)(C)(III).
(ii)	For purposes of Section 8(b)(i)(C), “Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(iii)	For purposes of Section 8(b), stock ownership is determined under Section 409A of the Code.
(c)	Change in Control Price. For purposes of the Plan, “Change in Control Price” means the highest of (i) the highest reported sales price, regular way, of a share of Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national securities exchange on which such shares are listed, as applicable, during the 60-day period prior to and including the date of a Change in Control, (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Stock paid in such tender or exchange offer or Corporate Transaction, and (iii) the Fair Market Value of a share of Stock upon the Change in Control. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Board. The Participant shall receive the same form of consideration as holders of common stock, subject to the same restrictions and limitations and indemnification obligations as the holders of common stock and will execute any and all documents required by the Administrator to evidence the same.

9.  MISCELLANEOUS.

(a)	Amendment. The Board may at any time terminate, amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would adversely affect the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (i) made to avoid an expense charge to the Company or an Affiliate under applicable law or regulation, (ii) made to permit the Company or an Affiliate a deduction under the Code, or (iii) made to avoid the violation of Section 409A of the Code. No such amendment or alteration shall be made without the approval of a majority vote of the Company’s shareholders, present in person or by proxy at any special or annual meeting of the shareholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the Stock is listed.

Except as limited by Section 162(m) of the Code in respect of Awards intended to qualify as “performance-based compensation,” the Administrator may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but except as provided in Section 3 hereof no such amendment shall adversely affect the rights of a Participant without the Participant’s consent.

(b)	Unfunded Status of Plan. It is intended that this Plan be an “unfunded” plan for incentive and deferred compensation. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Stock or make payments, provided that, unless the Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.
(c)	General Provisions.
(i)	Unless the shares to be issued in connection with an Award are registered prior to the issuance thereof under the Securities Act of 1933, as amended, the Administrator may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares for his or her own account as an investment without a view to or for sale in connection with, the distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange or market on which the Stock is then listed and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(ii)	Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.
(iii)	The adoption of the Plan shall not confer upon any employee, director, associate, consultant or advisor any right to continued employment, directorship or service, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or service of any employee, consultant or advisor at any time.
(iv)	No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Administrator may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock.
(v)	The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid. In the event of the death of a Participant, a condition of exercising any Award shall be the delivery to the Company of such tax waivers and other documents as the Administrator shall determine.
(vi)	Neither any Participant nor his or her legal representatives, legatees or distributees shall be or be deemed to be the holder of any share of Stock covered hereby unless and until a certificate for such share has been issued. Upon payment of the purchase price thereof, a share shall be fully paid and non-assessable.
(vii)	The grant of an Award shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets, or issue bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock, or take any other corporate act or proceeding whether of a similar character or otherwise.
(viii)	If any payment or right accruing to a Participant under this Plan (without the application of this Section 9(c)(viii)), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate (“Total Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code; provided, however, that the foregoing shall not apply to the extent provided otherwise in an Award or in the event the Participant is party to an agreement with the Company or an Affiliate that explicitly provides for an alternate treatment of payments or rights that would constitute “parachute payments.” The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Administrator in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Administrator in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 9(c)(viii) shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of this Plan and after reduction for only Federal income taxes.
(ix)	To the extent that the Administrator determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Administrator in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.
(x)	The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.
(xi)	If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.
(xii)	This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.
(xiii)	This Plan and each agreement granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and such agreement, the terms and conditions of the Plan shall control.
(xiv)	In the event there is an effective registration statement under the Securities Act pursuant to which shares of Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares of Stock received, directly or indirectly, as an Award or pursuant to the exercise or settlement of an Award.
(xv)	None of the Company, an Affiliate or the Administrator shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Stock or an Award, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of an Award or the Company’s purchase of Stock or an Award from such holder in accordance with the terms hereof.
(xvi)	This Plan, and all Awards, agreements and actions hereunder, shall be governed by, and construed in accordance with, the laws of the state of New York (other than its law respecting choice of law).

10.  DEFINITIONS.

For purposes of this Plan, the following terms are defined as set forth below:

(a)	“Affiliate” means a corporation or other entity controlled by the Company and designated by the Administrator as such.
(b)	“Award” means a Stock Appreciation Right, Stock Option, Stock Award or Cash Award.
(c)	“Board” means the Board of Directors of the Company.
(d)	“Cash Award” means an award granted under Section 7 which is denominated and payable in cash based on the achievement of specified performance conditions.
(e)	“Cause” means (i) the commission by the Participant of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other acts or omissions that result in a breach of fiduciary or other material duty to the Company and/or a Subsidiary; or (iii) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders Participant incapable of performing his or her material duties to the satisfaction of the Company and/or its Subsidiaries. Notwithstanding the foregoing, if the Participant and the Company or the Affiliate have entered into an employment or services agreement which defines the term “Cause” (or a similar term), such definition shall govern for purposes of determining whether such Participant has been terminated for Cause for purposes of this Plan. The determination of Cause shall be made by the Administrator, in its sole discretion.
(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
(g)	“Commission” means the Securities and Exchange Commission or any successor agency.
(h)	“Committee” means a committee of Directors appointed by the Board to administer this Plan. Insofar as the Committee is responsible for granting Awards to Participants hereunder, it shall consist solely of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3, an “outside director” under Section 162(m) of the Code, an “independent director” as defined by the Sarbanes-Oxley Act of 2002, and “independent” as defined by the rules of any stock exchange or market on which the Stock is listed.
(i)	“Covered Employee” means a person who is a “covered employee” within the meaning of Section 162(m) of the Code.
(j)	“Director” means a member of the Company’s Board.
(k)	“Disability” means mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or an Affiliate, or if the Participant is not covered by such a plan or the Participant is not an employee of the Company or an Affiliate, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company or an Affiliate; provided, however, that a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense. Notwithstanding the foregoing, if the Participant and the Company or an Affiliate have entered into an employment or services agreement which defines the term “Disability” (or a similar term), such definition shall govern for purposes of determining whether such Participant suffers a

Disability for purposes of this Plan. The determination of Disability shall be made by the Administrator, in its sole discretion. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.
(l)	“Effective Date” means January 3, 2006.
(m)	“Eligible Individual” means any officer, employee, associate or director of the Company or a Subsidiary or Affiliate, or any consultant or advisor providing services to the Company or a Subsidiary or Affiliate, or employees of a corporation or other business enterprise which has been acquired by the Company or a Subsidiary, who hold options with respect to the stock of such corporation which the Company has agreed to assume. Only executive officers of the Company shall be eligible to receive Cash Awards.
(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(o)	“Fair Market Value” means, as of any given date, the fair market value of the Stock as determined by the Administrator or under procedures established by the Administrator. Unless otherwise determined by the Administrator, the Fair Market Value per share on any date shall be the closing sales price per share of the Stock on the New York Stock Exchange (or the principal stock exchange or market on which the Stock is then traded) on the business day preceding the date as of which such value is being determined or the last previous day on which a sale was reported if no sale of the Stock was reported on such date on such Exchange on such business day.
(p)	“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Participant (including adoptive relationships); any person sharing the Participant’s household (other than a tenant or employee); any trust in which the Participant and any of these persons have all of the beneficial interest; any foundation in which the Participant and any of these persons control the management of the assets; any corporation, partnership, limited liability company or other entity in which the Participant and any of these other persons are the direct and beneficial owners of all of the equity interests (provided the Participant and these other persons agree in writing to remain the direct and beneficial owners of all such equity interests); and any personal representative of the Participant upon the Participant’s death for purposes of administration of the Participant’s estate or upon the Participant’s incompetency for purposes of the protection and management of the assets of the Participant.
(q)	“Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.
(r)	“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
(s)	“Optionee” means a person who holds a Stock Option.
(t)	“Participant” means a person granted an Award.
(u)	“Performance Award” means a right, granted to a Participant under Section 7, to receive Awards based upon performance criteria specified by the Administrator.
(v)	“Representative” means (i) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had his or her primary residence at the date of the Participant’s death; (ii) the person or entity acting as the guardian or temporary guardian of a Participant; (iii) the person or entity which is the beneficiary of the Participant upon or following the Participant’s death; or (iv) any person to whom an Option has been transferred with the permission of the Administrator or by operation of law; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Administrator.

(w)	“Retirement” means termination of employment or provision of services without Cause, death or Disability on or after age 65 with 5 years of service.
(x)	“Stock” means the Class A common stock, par value $0.001 per share, of the Company.
(y)	“Stock Appreciation Right” means a right granted under Section 5.
(z)	“Stock Award” means an Award, other than a Stock Option or Stock Appreciation Right, made in Stock or denominated in shares of Stock.
(aa)	“Stock Option” means an option granted under Section 4.
(bb)	“Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as such term is defined in Section 424(f) of the Code) with respect to the Company.
(cc)	“Ten Percent Holder” means an individual who owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation of the Company, determined pursuant to the rules applicable to Section 422(b)(6) of the Code.

In addition, certain other terms used herein have the definitions given to them in the first places in which they are used.

Annual Meeting Proxy Card

A.  Proposals

Proposal No. 1: Election of Directors

The Board of Directors recommends a vote FOR the listed nominees to serve for one-year terms:

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
01 – Mitchell Jacobson	06 – Erik Gershwind
02 – David Sandler	07 – Louise Goeser
03 – Charles Boehlke	08 – Denis Kelly
04 – Jonathan Byrnes	09 – Philip Peller
05 – Roger Fradin

Proposal No. 2: Amendment to our 2005 Omnibus Equity Plan

The Board of Directors recommends a vote FOR the following proposal:

	For	Against	Abstain
To amend our 2005 Omnibus Equity Plan to permit the grant of cash incentive awards.	☐	☐	☐

Proposal No. 3: Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2011

The Board of Directors recommends a vote FOR the following proposal:

	For	Against	Abstain
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.	☐	☐	☐

B.  Non-Voting Items

Change of Address — Please print new address below.

C.  Authorized Signatures — Date and Sign Below — This section must be completed for your vote to be counted.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your complete title.

Date (mm/dd/yyyy) — Please print date
below.

   /         /

Signature 1 — Please keep signature within
the box.

Signature 2 — Please keep signature within
the box.

1

Proxy — MSC INDUSTRIAL DIRECT CO., INC.

Thursday, January 13, 2011, 9:00 am
Melville Marriott Long Island
1350 Old Walt Whitman Road
Melville, NY 11747

ANNUAL MEETING OF SHAREHOLDERS — JANUARY 13, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Shelley Boxer and Steve Armstrong as the undersigned’s proxy, with full power of substitution, to vote all shares of common stock of MSC Industrial Direct Co., Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2011 annual meeting of shareholders of the Company to be held on Thursday, January 13, 2011 at 9:00 a.m., local time, at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747, and at any adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the Proxies named above and each of them are specifically directed to vote as indicated on the reverse side.

The undersigned, if a participant in the MSC Industrial Direct Co., Inc. 401(k) Plan, directs T. Rowe Price Trust Company, Directed Trustee, to vote all shares of Class A common stock of the Company allocated to his or her account, as specified on the reverse side, at the 2011 annual meeting of shareholders, including any continuation of the meeting caused by any adjournments or postponements of the meeting.

All shares of our common stock registered in your name and/or held for your benefit in the plan described above are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the shareholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name will be voted “FOR” each of the directors listed in Proposal No. 1, and “FOR” Proposals Nos. 2 and 3. Regarding the MSC Industrial Direct Co., Inc. 401(k) Plan, if an unsigned direction card or a properly signed direction card without choices marked is returned, or no direction card is received, the shares represented by those direction cards will not be voted.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournments or postponements of the meeting.

Only shareholders of record at the close of business on November 24, 2010 are entitled to notice of and to vote at the 2011 annual meeting and at any adjournments or postponements thereof.

All shareholders are cordially invited to attend the 2011 annual meeting. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card as promptly as possible and return it in the postage-paid envelope provided. Any shareholder attending the meeting may vote in person even if he or she has already returned a proxy.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE

2